UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

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* Soliciting Material Pursuant to Section 240.14a-12

INTERACTIVE INTELLIGENCE GROUP, INC.
(Name of Registrant as Specified in its Charter)

______________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 4, 2012

To Our Shareholders:

Our Board of Directors joins me in extending to you a cordial invitation to attend the 2012 Annual Meeting of Shareholders of Interactive Intelligence Group, Inc. (“Interactive Intelligence”). The meeting will be held at our world headquarters located at 7601 Interactive Way, Indianapolis, Indiana 46278 at 1:30 p.m., Eastern Time, on May 16, 2012.

At the annual meeting, in addition to voting on the matters described in this proxy statement, we will review our 2011 business results and discuss our plans for 2012 and beyond. There will also be an opportunity to discuss matters of interest to you as a shareholder.

This year we are again providing access to our proxy materials via the Internet. On or about April 4, 2012, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to certain street name holders, and on or about the same date we mailed a printed copy of this proxy statement and a proxy card to our other shareholders. On the mailing date of the Notice, all shareholders of record and street name holders will have the ability to access all of the proxy materials, including this proxy statement, on a website referred to in the Notice and this proxy statement.

Regardless of the number of shares you own, it is important that your shares be represented whether or not you attend the meeting. Shareholders of record can vote their shares via the Internet, by using a toll-free telephone number or by traditional mail. Instructions for using these convenient services appear on the Notice, the proxy card and in this proxy statement. If you received a printed copy of the proxy materials, you can vote your shares by marking your votes on the proxy card, signing and dating it and mailing it promptly using the envelope provided. Any shareholder attending our meeting may vote in person even if a proxy has been returned.

For additional information about Interactive Intelligence, please see our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.  We hope that you will be able to attend our meeting, and we look forward to seeing you.

Sincerely,

Donald E. Brown, M.D.
Chairman of the Board

INTERACTIVE INTELLIGENCE GROUP, INC.
7601 INTERACTIVE WAY
INDIANAPOLIS, INDIANA 46278

NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	1:30 p.m., Eastern Time, on Wednesday, May 16, 2012

PLACE	Interactive Intelligence Group, Inc. World Headquarters 7601 Interactive Way Indianapolis, Indiana 46278

ITEMS OF BUSINESS
1. To elect two directors to hold office for a term of three years or until their successors are elected and have qualified;

2. To approve, in an advisory (non-binding) vote, the compensation paid to our named executive officers;

3. To consent to the appointment of KPMG LLP as our independent registered public accounting firm for 2012; and

4. To transact any other business that may be properly brought before our meeting or any adjournment or postponement thereof.

RECORD DATE	You can vote if you are a shareholder of record on March 23, 2012.

ANNUAL REPORT	Our 2011 Annual Report on Form 10-K, which is not a part of these proxy materials, is being made available with the accompanying proxy statement.

PROXY VOTING
Your vote is important, regardless of the number of shares you own. If you do not attend the meeting to vote in person, your vote will not be counted unless a proxy representing your shares is presented at the meeting. To ensure that your shares will be voted at the meeting, please vote in one of these ways:

1.  Go to www.proxyvote.com shown on the Notice of Internet Availability of Proxy Materials or your proxy card and vote via the Internet;

2. You may vote by touchtone telephone by calling 1 (800) 690-6903 (this call is toll-free in the United States); or

3. If you received a printed copy of the proxy card by mail, then MARK, SIGN, DATE AND PROMPTLY RETURN your proxy card in the postage-paid envelope.

If you do attend the meeting, you may revoke your proxy and vote by ballot.

By order of the Board of Directors,

Stephen R. Head
Corporate Secretary

Indianapolis, Indiana
April 4, 2012

INTERACTIVE INTELLIGENCE GROUP, INC.
7601 INTERACTIVE WAY
INDIANAPOLIS, INDIANA 46278
__________________________________________________

PROXY STATEMENT
SOLICITATION OF PROXIES
FOR THE
2012 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD AT 1:30 P.M. EASTERN TIME ON MAY 16, 2012

GENERAL INFORMATION

This proxy statement and accompanying proxy card are being provided to shareholders on or about April 4, 2012 in connection with the solicitation by the Board of Directors (the “Board”) of Interactive Intelligence Group, Inc. (“Interactive Intelligence,” “we,” “us,” “our” or the “company”) of proxies to be voted at the 2012 Annual Meeting of Shareholders on May 16, 2012 (the “annual meeting”).

Effective July 1, 2011, Interactive Intelligence Group, Inc. replaced Interactive Intelligence, Inc. as the publicly-held corporation pursuant to a corporate reorganization into a holding company structure approved by the shareholders of Interactive Intelligence, Inc. at its 2011 Annual Meeting of Shareholders.  Interactive Intelligence Group, Inc. is conducting the business previously conducted by Interactive Intelligence, Inc. in substantially the same manner.

Why did I receive a Notice of Internet Availability of Proxy Materials?

Instead of individually mailing a printed copy of the proxy materials to each shareholder, we may furnish proxy materials to our shareholders via the Internet under the e-proxy rules adopted by the Securities and Exchange Commission (the “SEC”). On or about April 4, 2012, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to certain street name holders as of the close of business on March 23, 2012 (the “Record Date”), and we mailed a printed copy of the proxy materials to our other shareholders. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request such a copy in the manner described in the Notice. The Notice also instructs you as to how you may access and review this proxy statement and our 2011 Annual Report on Form 10-K for the year ended December 31, 2011, which is our 2011 Annual Report to Shareholders, and how you may submit your proxy to vote at the annual meeting.

This proxy statement, the form of the proxy card and voting instructions are being made available to our shareholders on or about April 4, 2012 at www.proxyvote.com. Our 2011 Annual Report on Form 10-K is being made available at the same time and by the same method. The 2011 Annual Report on Form 10-K is not to be considered as part of the proxy solicitation materials or as having been incorporated by reference.

What is a proxy and how do I vote by proxy?

A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. If you are a shareholder of record, we encourage you to vote via the Internet or by telephone. Internet voting information is provided on the Notice and the proxy card. You may vote by touchtone telephone by calling 1 (800) 690-6903. You will need to have the Notice or, if you received a printed copy of the proxy materials, your proxy card or voting instruction card, available when voting via the Internet or by telephone. These methods are convenient and save us significant postage and processing expense. In addition, when you vote via the Internet or by telephone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted.

If you are a shareholder of record and you received a printed copy of the proxy materials, you may vote by marking your proxy card, dating and signing it, and mailing it in the postage-paid envelope. The shares represented will be voted according to your directions. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendation of the Board on that proposal.

If you are a “street name” holder, you must provide instructions on voting to your broker, bank, trust or other nominee holder.

What is the difference between a “shareholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with our independent transfer agent and registrar, Computershare Trust Company, NA, you are a “shareholder of record”. If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, such as Broadridge Financial Solutions, Inc. (“Broadridge”), you are a “street name” holder.

How many proxy cards will I receive?

You will receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts and custodial accounts) or in multiple accounts. If your shares are held in “street name”, you will receive your proxy card or other voting information from your broker, bank, trust or other nominee, and you will return your proxy card or cards to such broker, bank, trust or other nominee. You should complete and sign each proxy card you receive.

VOTING INFORMATION

Who is qualified to vote?

You are qualified to receive notice of and to vote at our annual meeting if you own shares of our common stock at the close of business on the Record Date for our annual meeting. At the close of business on the Record Date, there were 19,156,487 shares of our common stock issued and outstanding.  Each shareholder will have one (l) vote for each share held including shares:

•	held directly in your name as the shareholder of record;

•	held in “street name” in an account with a broker, bank, trust or other nominee; and

•	attributed to your account in the Interactive Intelligence Group, Inc. 401(k) Savings Plan (the “401(k) Plan”).

Is there a list of shareholders entitled to vote at the annual meeting?

A list of shareholders entitled to vote at our annual meeting will be available for inspection for a purpose germane to our annual meeting by any shareholder during usual business hours at our world headquarters during the ten days prior to our meeting date.

How do I use my shares to cast a vote?

Depending on whether you hold your shares directly as a “shareholder of record” or you hold your shares as a “street name” holder, there are several methods you can choose from to cast your vote.

If you are a “shareholder of record”, you can vote your proxy in any one of these methods:

1.	Go to www.proxyvote.com shown on the Notice or your proxy card and vote via the Internet;

2.	You may vote by touchtone telephone by calling 1 (800) 690-6903 (this call is toll-free in the United States); or

3.	If you received a printed copy of the proxy card by mail, then mark, sign, date and promptly return your proxy card in the postage-paid envelope.

You will need to have the Notice or, if you received a printed copy of the proxy materials, your proxy card or voting instruction card, available when voting via the Internet or by telephone. Therefore, please follow the specific instructions set forth on the Notice, proxy card or voting instruction card. For security purposes, our electronic voting system has been designed to authenticate your identity as a shareholder of our common stock. If you vote your proxy via the Internet or by telephone, you do not need to return a proxy card.

If you hold your shares as a “street name” holder, your broker, bank, trust or other nominee will provide you with materials and instructions for voting your shares.

How do I vote my shares in the 401(k) Plan?

If you participate in the 401(k) Plan you may give voting instructions to Merrill Lynch Retirement Group, the plan Trustee, as to the number of shares of our common stock credited to your 401(k) Plan account as of the most recent valuation date coincident with or preceding the Record Date. The Trustee will vote your shares in accordance with your instructions received by May 14, 2012 at 11:59 p.m. Eastern Time. You may also revoke previously given voting instructions by May 14, 2012 at 11:59 p.m. Eastern Time, by delivering a new proxy via the Internet, by telephone or by mail. Your voting instructions will be kept confidential by the Trustee. If you do not send voting instructions, the Trustee will vote the number of shares credited to your account as directed by the Investment Committee of the 401(k) Plan. The Investment Committee intends to direct the Trustee to vote such shares “FOR” each of the director nominees and “FOR” each of Proposals 2 and 3.

Can I vote my shares in person at the annual meeting?

If you decide to join us in person at our annual meeting and you are a “shareholder of record”, you may vote your shares in person at the meeting. If you hold your shares as a “street name” holder, you must obtain a proxy from your broker, bank, trust or other nominee, giving you the right to vote the shares at the meeting.

Can I change my vote after I have submitted a proxy?

Shareholders who submit a proxy retain the right to revoke it at any time before it is voted by (1) attending our annual meeting and voting in person, (2) notifying our Corporate Secretary in writing of such revocation prior to our annual meeting or (3) delivering a new proxy via the Internet, by telephone or by mail. If you submit more than one proxy, the proxy having the latest date will revoke any earlier proxy.

What constitutes a quorum and why is it required?

The holders of a majority of our shares of common stock issued and outstanding and entitled to vote, present in person, or represented by proxy, shall constitute a quorum at our annual meeting.  A quorum is required in order for our shareholders to conduct business at our annual meeting.

What is the Board’s recommendation on how I should vote my shares?

Our Board recommends a vote “FOR” the election of each of the director nominees, “FOR” the approval by our shareholders, in an advisory (non-binding) vote, of the compensation paid to our named executive officers, and “FOR” the consent by our shareholders to the appointment of our independent registered public accounting firm for 2012.

How would my shares be voted if I do not specify how I would prefer them to be voted?

If no choice is specified, your proxy will be voted “FOR” the election of each of the director nominees, “FOR” the approval  by our shareholders, in an advisory (non-binding) vote, of the compensation paid to our named executive officers, and “FOR” the consent by our shareholders to the appointment of our independent registered public accounting firm for 2012. A proxy or proxy card may indicate that all or a portion of the shares represented by such proxy or proxy card are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals (for example, the election of directors and the vote on compensation paid to our named executive officers) in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present and not entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals.

What vote is required to approve a proposal? Also, how are abstentions and broker non-votes treated?

Election of Director Nominees. The election of the director nominees will be determined by a plurality of the shares voting on such election. Plurality voting means that the two candidates who receive the highest number of “FOR” votes are elected, irrespective of the number of “FOR” votes received and even if the votes are less than a majority of the votes cast. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Approval of the Compensation Paid to our Named Executive Officers. To be approved, more shares must be voted “FOR” this proposal than “AGAINST”. Abstentions and broker non-votes will have no effect on the outcome of this proposal. As this is an advisory vote, this proposal will not be binding upon us or our Board of Directors or our Compensation and Stock Option Committee.

Consent to the Appointment of the Independent Registered Public Accounting Firm. The consent by our shareholders to the appointment of the independent registered public accounting firm will be approved if more shares are voted “FOR” the proposal than “AGAINST”. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Who will pay for the cost of this proxy solicitation?

This solicitation will be conducted by mail, except that in a limited number of instances proxies may be solicited by our officers, directors and regular employees personally, by telephone, by facsimile or by other electronic communication. We do not presently anticipate payment of any compensation or fees of any nature to anyone for the solicitation of these proxies, except that we may pay persons holding shares in their name, or of their nominees, for the expense of sending proxies or proxy cards and proxy material to principals. The entire cost of solicitation will be borne by us.

Who will count the votes?

At our annual meeting, votes will be counted by an election inspector from Broadridge. Such representative will be present at the annual meeting to process the votes cast by our shareholders, make a report of inspection, count the votes cast by our shareholders and certify as to the number of votes cast on each proposal.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at our annual meeting and publish final results on a Form 8-K filed with the SEC within four business days after the annual meeting.

How do I submit a shareholder proposal for next year’s annual meeting?

If you wish to submit a shareholder proposal to be included in next year’s proxy statement, you must comply with our advance notice requirements set forth in our By-Laws, as currently in effect, as described in “Date of Receipt of Shareholder Proposals for Our 2013 Annual Meeting of Shareholders”.

What if I want to receive a printed copy of the Annual Report on Form 10-K and this proxy statement?

If you received a Notice, you may request a printed copy of the Annual Report on Form 10-K and proxy statement by any of the following methods: via the Internet at www.proxyvote.com, by telephone at 1 (800) 579-1639, or by sending an e-mail to sendmaterial@proxyvote.com. Our shareholders may also request an Information Packet without charge, which includes our 2011 Annual Report on Form 10-K, including consolidated financial statements, as filed with the SEC (which is our Annual Report to Shareholders) and proxy statement.  Please visit our Investor Relations page located on our website at http://investors.inin.com and click on the “Contact Us” link. You will be asked to provide general contact information before continuing. Or you may call (317) 872-3000 and press option “4” to speak with an investor relations representative.

If you have any further questions about voting your shares or attending our annual meeting, please contact our Investor Relations Team via email at investor.relations@inin.com or by telephone at (317) 872-3000 and press option “4”.

ELECTION OF DIRECTORS
(ITEM 1 ON PROXY CARD)

Our Board currently consists of six directors divided into three classes, with the term of one class of directors expiring each year, pursuant to our By-Laws, as currently in effect. Generally, each director serves until the annual meeting held in the year that is three years after such director’s election and until such director’s successor is elected and has qualified.

The terms of Edward L. Hamburg, Ph.D. and Richard G. Halperin, two of our six directors, will expire at this annual meeting. Our Board has nominated each of these individuals upon recommendation of our Nominating and Corporate Governance Committee to be elected at this annual meeting for a term of three years to expire at our 2015 Annual Meeting of Shareholders or until his successor is elected and has  qualified.

Unless proxy cards are otherwise marked, the persons named as proxies will vote the shares represented by all executed proxy cards which are received “FOR” the election of each of our director nominees.

Our Board has no reason to believe that the nominees will refuse to act or be unable to accept election; however, in such event, and if any other unforeseen contingencies should arise, it is the intention of the persons named as proxies to vote for other nominees selected by our Nominating and Corporate Governance Committee in accordance with their best judgment.

The following descriptions set forth certain information about each director, including each person’s business experience for the past five years as well as a summary description of the experiences, qualifications, attributes and skills that led the Nominating and Corporate Governance Committee to the conclusion that each such person should serve as our director. There is no family relationship between any of our directors or executive officers. The ages listed below for each director or nominee was as of March 23, 2012.

Nominees For Term To Expire in 2015

EDWARD L. HAMBURG, Ph.D.; Director since 2004; Age 60; Chicago, Illinois. Dr. Hamburg is the former Executive Vice President of Corporate Operations and Chief Financial Officer of SPSS Inc. (“SPSS”), a multinational computer software firm that provides predictive analytical technology and services. He held this position from 1992 to 2004 after heading business development for SPSS from 1986 to 1992. Dr. Hamburg held an advisory position with SPSS from 2004 through December 31, 2008. SPSS was acquired by International Business Machines Corporation (“IBM”) in 2009. Dr. Hamburg is an Advisory Partner with Morgan Stanley Expansion Capital; he was a venture partner with Morgan Stanley Private Equity from 2005 until 2011. He also currently serves as a director and audit committee chair of ThruPoint, Inc., a provider of information technology consulting services and communications software, and Sendmail, Inc., a provider of software and services for electronic messaging infrastructures. He is also a director at Core Security Technologies, which provides software solutions for security testing and measurement, and the American Institutes for Research, a not-for-profit behavioral and social science research organization. He previously served as a director and audit committee chair of Interlink Electronics, Inc., a developer of electronic component technologies from 2006 until 2010, Perceptive Software, a provider of technology and services for electronic content management (acquired by Lexmark in 2010), and HyPerformix, Inc., a provider of software and services for computer capacity planning (acquired by CA Technologies in 2010). Dr. Hamburg received a Ph.D. from the University of Chicago and both his M.A. and B.A. from the University of Maryland at College Park.

Dr. Hamburg’s more than 30 years of experience as both a software company operating executive and as a member of the board of directors at various technology companies has provided him with distinctive leadership skills as well as abilities to analyze and address a wide range of issues essential to our business and industry. He has particular expertise in mergers and acquisitions, strategic planning, international operations and overall business infrastructure management. Dr. Hamburg is chair of our Audit Committee and has been deemed an audit committee financial expert by our Board based on his experience as a senior financial executive and service on the audit committees of other companies.

RICHARD G. HALPERIN; Director since 2009; Age 63; Jupiter, Florida. Mr. Halperin served as the chief executive officer of Coherent Networks International Inc., a software company specializing in the utility and telecom industries, until 1999. Prior to that, Mr. Halperin served as chief executive officer of JBA International, a unit of JBA Holdings, a global ERP software company based in the United Kingdom, from 1991 to 1998; vice president of sales and services for System Software Associates, a provider of extended enterprise solutions and services (“SSA”), from 1985 to 1989; and area director responsible for sales, support and administrative operations of Wang Laboratories, a provider of computer-based office information processing systems, from 1983 to 1985. Prior to that, Mr. Halperin spent nine years at IBM in various marketing and management positions. Mr. Halperin previously served on the board of directors of several private companies and one public company, including Story Inc., JBA International, Advanced Graphical Applications, Airborne Control Technologies,  Made2Manage Systems, Inc., Coherent Networks International, Epigragh and multiple SSA affiliates. Mr. Halperin graduated from Northwestern University with a B.S. degree in business administration.

Mr. Halperin has over 30 years of sales, marketing and management experience working with technology companies, which allows him to provide advice and guidance on our sales initiatives, particularly related to expanding our channel sales. Mr. Halperin also has considerable board of director experience through which he has gained an in-depth knowledge of the technology industry and strong leadership and decision-making skills.

The Board recommends a vote “FOR” the nominees listed above.

Directors Whose Present Terms Expire in 2013

MARK E. HILL; Director since 2004; Age 55; Carmel, Indiana. Mr. Hill is Managing Partner of Collina Ventures, LLC, a private investment company focusing on technology companies (“Collina”). In 1983, Mr. Hill co-founded Baker Hill Corporation®, which serves as a trusted advisor to its banking clients and delivers solutions that address business process needs. In 2005, Baker Hill was acquired by Experian®, a global information solutions company. Mr. Hill oversaw the transition through 2006. Mr. Hill serves Central Indiana in various capacities, including board membership on the Central Indiana Corporate Partnership, the Central Indiana Community Foundation and the United Way of Central Indiana. Mr. Hill is an adjunct professor at the Indiana University School of Informatics. Mr. Hill started his career at IBM and holds a B.B.A. from the University of Notre Dame and an M.B.A. from the Indiana University Kelley School of Business.

Mr. Hill provides valuable insight to our Board of Directors resulting from his 30 years of experience in the software and technology industry and his experience as a co-founder of a company that provided technological solutions for business needs. Mr. Hill’s current position as managing partner of an investment company that focuses primarily on technology companies provides him with current industry knowledge that, together with his previous hands-on technology experience, allows him to understand our business and provide useful guidance and advice to management.

MICHAEL C. HEIM; Director since 2007; Age 57; Zionsville, Indiana. Mr. Heim is the former Senior Vice President, Information Technology and Chief Information Officer of Eli Lilly and Company (“Lilly”), a position he held from August 2009 to February 2012. Prior to August 2009, Mr. Heim served as Vice President, Information Technology and Chief Information Officer at Lilly since January 2004. From November 1999 until January 2004, Mr. Heim was the chief technology officer with accountability for enterprise architecture and data strategy, the global implementation of SAP, and global financial and human resources information technology solutions at Lilly. Mr. Heim joined Lilly in 1979 and has served in numerous roles including information technology, internal audit, engineering and the corporations operations committee. Mr. Heim served on a number of executive councils while at Lilly, including the Microsoft Pharmaceutical Advisory Council and the SAP Life Sciences Executive Council. A native of Cincinnati, Ohio, Mr. Heim received a B.A. degree in business administration from Marian College and an M.B.A. from Bowling Green State University.

Mr. Heim held multiple executive technology related positions with Lilly over the last 30 years and has served on several executive councils. Through these positions Mr. Heim has developed a strong knowledge base of the technology industry that enables him to understand, analyze and provide guidance on our business and industry. In addition, in having worked in the technology group of a large company, Mr. Heim provides us insight into the technology decision-making process at large companies that we target to license our software.

Directors Whose Present Terms Expire in 2014

DONALD E. BROWN, M.D.; Director since 1994; Age 56; Indianapolis, Indiana. Dr. Brown co-founded Interactive Intelligence in October 1994 and has served as our Chief Executive Officer since April 1995 and President since inception. This is the third software company founded by Dr. Brown. Dr. Brown has been a director since our inception and also serves as our Chairman of the Board, a position he has held since 1998. In March 1988, Dr. Brown co-founded Software Artistry, Inc. (“Software Artistry”), a developer of customer support software that became a public company in March 1995 and was subsequently acquired by IBM in January 1998. At Software Artistry, Dr. Brown served as Chief Executive Officer and director from inception through September 1994. Dr. Brown’s first software company was acquired by Electronic Data Systems, Inc. in September 1987. Dr. Brown graduated from the Indiana University School of Medicine. He also holds two additional degrees from Indiana University, an M.S. in computer science and a B.S. in physics.

Dr. Brown has almost 20 years of leadership experience with the company since he co-founded it in 1994. Prior to that, Dr. Brown gained executive and leadership experience at the two other technology companies that he founded. As a result, he has an extensive understanding of the research and development, sales and marketing, strategy and operations of our company as well as significant knowledge of our industry.

RICHARD A. RECK; Director since 2005; Age 62; Hinsdale, Illinois. Mr. Reck is the founder and President of Business Strategy Advisors LLC, a business strategy consultancy that focuses on serving technology, services and entertainment companies. Mr. Reck was a partner with KPMG LLP from 1973 through his retirement in 2002. Mr. Reck also serves as a director and as a member of the audit committee, compensation committee,  and as chairman of the nominating and corporate governance committee  of Merge Healthcare, Inc., a public healthcare software and information company, and as a director and chairman of the audit committee of Advanced Life Sciences Holdings, Inc., a public biopharmaceutical company which has been inactive since 2011. Additionally, Mr. Reck serves on the board of directors of LiquidGeneration, a private media and internet services company and as a member of the board of advisors of Ultra Corporation, a private information technology services company. Mr. Reck received a Bachelor of Arts degree in mathematics from DePauw University and an M.B.A. in accounting from the University of Michigan.

   Mr. Reck has many years of experience as an audit partner at KPMG LLP with extensive financial accounting knowledge and leadership experience that is critical to our Board and, more specifically, our Audit Committee. Mr. Reck has been deemed an audit committee financial expert by our Board based on his experience in the accounting industry. In addition to Mr. Reck’s accounting experience, he also has an extensive knowledge of the technology industry, which allows him to understand and provide guidance to our business.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines (the “Guidelines”) to assist the Board in the exercise of its responsibilities. These Guidelines reflect the Board’s commitment to monitoring the effectiveness of policy and decision-making both at the Board and management level, with a view to enhancing shareholder value over the long term. These Guidelines are in addition to, and are not intended to change or interpret, any federal or state law or regulation, including the Indiana Business Corporation Law, or our Articles of Incorporation or By-Laws, as currently in effect. The Guidelines are reviewed periodically and updated as necessary by our Board based upon recommendations from our Nominating and Corporate Governance Committee to reflect changes in regulatory requirements and Board oversight practices. The Guidelines comply with requirements contained in the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”) (the exchange on which our equity securities are registered) and otherwise enhance our corporate governance policies. We will provide to any person, without charge, a copy of these Guidelines, upon request to our Corporate Secretary at our world headquarters. These Guidelines are also available on our website at http://investors.inin.com under “Corporate Governance”. We intend to disclose any amendments or updates to these Guidelines by posting such amendments or updates on our website.

Director Independence and Board Meetings

Our Board has determined that Dr. Hamburg and Messrs. Halperin, Heim, Hill and Reck are “independent directors”, as defined by the NASDAQ listing standards and the director independence rules of the SEC. Our Board has determined that each of Dr. Hamburg and Messrs. Halperin, Heim, Hill and Reck has no material direct or indirect relationship with us that would interfere with the exercise of his independent judgment in carrying out the responsibilities of a director on our Board.

In making its independence determination with respect to Mr. Heim, the Board considered Mr. Heim’s executive position with Lilly, a customer that uses our products and has licensed our applications directly from us.  Because of Mr. Heim’s executive position at Lilly in 2011, the Board analyzed that relationship and the payments we received from Lilly for our products and applications during the last three years.  As Lilly’s Chief Information Officer in 2011, it is our understanding that Mr. Heim could have been involved in Lilly’s decisions to license our products; however, Lilly has licensed our products since December 2001, well before Mr. Heim became Lilly’s Chief Information Officer or joined our Board.  During 2011, 2010 and 2009, Lilly paid us approximately $810,000, $679,000, and $464,000, respectively, to license our applications and for related support and services.  None of the payments exceeded the greater of $200,000 or 5% of our consolidated gross revenues in any of the three years, as set forth in Rule 5605(a)(2) of the NASDAQ listing standards. In addition, Mr. Heim has not received any consulting, advisory or other compensatory fees from us.  After reviewing the terms of this transaction, and the relationship that Mr. Heim had with Lilly, the Board determined that Mr. Heim did not have a material direct or indirect interest in the transaction and that our business relationships with Lilly do not diminish his ability to exercise his independent judgment on issues affecting our business.  As of February 29, 2012, Mr. Heim retired from Lilly.

In making its independence determination with respect to Mr. Hill, the Board considered his position with Collina. Collina has a 37% ownership interest in Bluelock, LLC (“Bluelock”), and Mr. Hill serves as Chairman of the Board of Bluelock. Bluelock provided products and services to us during 2011, 2010 and 2009 amounting to approximately $57,000 in each year, which amounts were less than the $200,000 threshold set forth in Rule 5605(a)(2) of the NASDAQ listing standards and were less than 5% of Bluelock’s consolidated gross revenues in 2011, 2010 and 2009, respectively. Mr. Hill did not receive any commissions or other form of compensation in connection with the transaction between Bluelock and us. The Board determined that Mr. Hill does not have a material direct or indirect interest in the transaction and that our business relationships with Bluelock do not diminish his ability to exercise his independent judgment on issues affecting our business. Our Board will continue to monitor this relationship.

Our Board holds regularly scheduled quarterly meetings. Typically, committee meetings occur the day prior to the Board meeting so that the evening prior to the Board meeting and the day of the Board meeting can be devoted to presentations and discussions between the Board and senior management about our short and long-term strategies. In addition to the quarterly meetings, special meetings may be scheduled at our Board’s discretion. During 2011, our Board held five meetings. During 2011, each of our directors attended or participated in 100% of the aggregate of (i) the total number of meetings of our Board and (ii) the total number of meetings held by all committees of our Board on which each such director served.

We have a policy that states that all directors properly nominated for election are expected to attend our annual meetings. Four of our directors attended our 2011 Annual Meeting of Shareholders in person and two by teleconference.

Leadership

The Chairman of our Board, Dr. Brown, is also our President and Chief Executive Officer. Our Guidelines provide that the Board should be free to choose its Chairman as it deems best for the company at that point in time, based on the recommendation of the Nominating and Corporate Governance Committee. Our Board does not have a policy on whether the role of Chairman and Chief Executive Officer should be separate or combined and, if separate, whether the Chairman should be selected from the non-employee directors or be an employee.

To promote independent Board leadership, as Dr. Brown is both our Chairman and our President and Chief Executive Officer, our Board has appointed, and annually will appoint, a lead director from among the independent directors. Mr. Hill was appointed the independent lead director for 2011 and will continue to serve in that role in 2012. The lead director’s responsibilities include:

•	monitoring the agendas of the Board meetings;

•	monitoring the agendas of and leading independent director meetings; and

•	temporarily taking over the Chairman/Chief Exective Officer position if the current Chairman/Chief Executive Officer is unable to perform his duties.

Dr. Brown is responsible for the day-to-day operations of our company, communicating with our constituents and implementing our strategy and other decisions of the Board. Because these items get significant focus at Board meetings, the Nominating and Corporate Governance Committee and the full Board of Directors believe that it is appropriate to have our Chief Executive Officer and President act as the Chairman of the Board. The Board of Directors also recognizes the important leadership roles played by our lead director and the chairman of each of the committees of the Board. We also believe that the current leadership structure supports the Board’s role in risk oversight by combining the operational experience of a member of management with the oversight focus of an independent member of the Board. The Board evaluates its leadership structure from time to time and may change it as circumstances warrant.

Role in Risk Oversight

Our Board oversees our risk management processes to determine whether those processes are functioning as intended and are consistent with our business and strategy. Our Board conducts this oversight primarily through the Audit Committee, although some aspects of risk oversight are performed by the full Board or another committee. The Audit Committee is assigned with, among other things, oversight of our risks relating to accounting matters, financial reporting, information technology and legal and regulatory compliance. The Audit Committee meets regularly with our Chief Financial Officer, Vice President of Finance, external auditors and other management to discuss our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies for information and financial systems. The Audit Committee also receives regular reports regarding issues such as the status and findings of audits being conducted by our independent auditors, the status of material litigation and material accounting changes or proposed audit adjustments that could affect our financial statements. Our Audit Committee has standing items on its quarterly meeting agendas relating to these responsibilities. The Audit Committee members, as well as each other director, have access to our Chief Financial Officer and any other member of our management for discussions between meetings as warranted. The Audit Committee provides reports to the full Board on risk-related items. In addition to the responsibilities delegated to the Audit Committee, the Board delegates to the Board committees the responsibility for assisting in the oversight of categories of risk within their areas of responsibility. See “Executive Compensation and Related Information—Compensation Related Risk Assessment” in this proxy statement for a description of the Compensation and Stock Option Committee’s role in overseeing compensation-related risks.

Board and Committee Membership

The responsibility for good corporate governance rests with our Board, whose primary role is providing oversight, counseling and direction in the best long-term interests of us and our shareholders. Our Board has three standing committees: the Audit Committee; the Compensation and Stock Option Committee; and the Nominating and Corporate Governance Committee (together, our “Standing Committees”). Each Standing Committee is described below. The following table sets forth the current membership information for each of our Standing Committees:

STANDING COMMITTEES OF THE BOARD
Director	Board of Directors	Audit Committee	Compensation and Stock Option Committee	Nominating and Corporate Governance Committee
Donald E. Brown, M.D. (1)	Chair

Richard G. Halperin (2)	X		X

Edward L. Hamburg, Ph.D.	X	Chair		X

Michael C. Heim (3)	X	X		X

Mark E. Hill	X		Chair	Chair

Richard A. Reck	X	X	X

2011 Total Meetings Held	5	12	4	2
_________________________

(1)
Dr. Brown is our President and Chief Executive Officer and is our only employee that serves on our Board. Dr. Brown sometimes attends Standing Committee meetings as a member of management, except certain meetings where management is excluded.

(2)	Mr. Halperin began serving on the Compensation and Stock Option Committee beginning in the third quarter of 2011.
(3)
Mr. Heim was a member of the Compensation and Stock Option Committee through the second quarter of 2011 and began serving on the Nominating and Corporate Governance Committee beginning in the third quarter of 2011.

Standing Committees of the Board

Audit Committee

Our Audit Committee operates under a written charter adopted by our Board, a copy of which is available, free of charge, on our website at http://investors.inin.com under “Corporate Governance”. Our Audit Committee reviews and assesses the adequacy of its charter and performance on an annual basis. Our Board established our Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for the primary purpose of overseeing our accounting and financial reporting processes and audits of our annual financial statements and internal control over financial reporting by our independent registered public accounting firm.

Among its current primary functions, our Audit Committee has the sole authority to perform the following:

•	retain and terminate our independent registered public accounting firm;

•	approve compensation and provide oversight of the work of our independent registered public accounting firm;

•	evaluate the qualifications, performance and independence of our independent registered public accounting firm;

•
pre-approve all auditing services and permitted non-audit services, including the fees and terms for such services (subject to the de minimus exception for non-audit services that are approved by our Audit Committee prior to completion of the audit) provided by our independent registered public accounting firm;

•	review and discuss with our management and our independent registered public accounting firm our annual and quarterly financial statements;

•
discuss with our management and our independent registered public accounting firm major issues regarding accounting principles and financial statement presentations and the adequacy of our internal control over financial reporting; and

•	review and approve all related person transactions.

All members of our Audit Committee have been and currently are “independent” as such term is defined for audit committee members under the NASDAQ listing standards and Rule 10A-3 of the Exchange Act. Our Board has determined that Dr. Hamburg and Mr. Reck meet the definition of an “audit committee financial expert”, as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act.

Compensation and Stock Option Committee

Our Compensation and Stock Option Committee (our “Compensation Committee”) operates under a written charter adopted by our Board, a copy of which is available, free of charge, on our website at http://investors.inin.com under “Corporate Governance”. Our Compensation Committee reviews and assesses the adequacy of its charter and performance on an annual basis. Among its current primary functions, our Compensation Committee reviews and determines the annual compensation of our non-employee directors; the annual base salaries, performance-based cash incentive awards and other incentive compensation of our executive officers; administers our equity awards plans in which directors, executive officers and other key employees participate; and discusses with management the Compensation Discussion and Analysis and, if appropriate, recommends its inclusion in our Annual Report on Form 10-K and proxy statement. For a description of the role of management and our compensation consultant in setting compensation, see “Executive Compensation and Related Information—Compensation Discussion and Analysis—Role of Management and Our Compensation Consultant in Setting and Reviewing Compensation”.

Compensation Committee Interlocks and Insider Participation

All members of our Compensation Committee have been and currently are “independent” directors, as defined under the NASDAQ listing standards, and no member is or was our employee. In addition, no member of our Compensation Committee had any relationship requiring disclosure under “Certain Relationships and Related Person Transactions”. During 2011, none of our executive officers served on the compensation committee or board of directors of another entity.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee (our “Nominating Committee”) operates under a written charter adopted by our Board, a copy of which is available, free of charge, on our website at http://investors.inin.com under “Corporate Governance”. Our Nominating Committee assists our Board in (i) identifying individuals qualified to become Board members, (ii) developing our Guidelines, (iii) advising our Board in the annual review of our Board’s performance and (iv) recommending directors for each Standing Committee. The members of our Nominating Committee have been and currently are “independent”, as defined under the NASDAQ listing standards.

Our Nominating Committee considers candidates for membership on our Board who are recommended by shareholders and/or fellow Board members. A shareholder who wishes to recommend a director candidate for consideration by our Nominating Committee should send such recommendation to our Corporate Secretary addressed to: Interactive Intelligence Group, Inc. Nominating Committee, c/o Corporate Secretary at our world headquarters. Our Corporate Secretary has been instructed by our Board to forward such shareholder director  candidate recommendations to our Nominating Committee. Any such recommendation should include a description of the candidate’s qualifications for board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected and the addresses and telephone numbers for contacting the shareholder and the candidate for more information. A shareholder who wishes to nominate an individual as a director candidate at an annual meeting of shareholders, rather than recommend the individual to our Nominating Committee as a nominee, must comply with our advance notice requirements set forth in our By-Laws, as currently in effect, as described in “Date of Receipt of Shareholder Proposals for Our 2013 Annual Meeting of Shareholders”.

In the process of recommending individuals to become Board members, the Nominating Committee identifies any specific needs in terms of industry or professional background and determines independence standards for nominees. Our entire Board nominates members for election to our Board. Nominees for director are selected on the basis of board experience, judgment, integrity, ability to make independent inquiries, understanding our business and environment and willingness to devote adequate time to Board duties. In identifying potential director nominees, our Nominating Committee, in accordance with our Guidelines, also takes into account geographic, occupational, gender, race and age diversity. The Nominating Committee implements that policy, and assesses its effectiveness, by examining the diversity of all of the directors on the Board when it selects nominees for directors. Our Nominating Committee’s process for identifying and evaluating nominees for director will be the same whether the nominee is from our Nominating Committee’s search for a candidate, or whether the nominee was recommended by a shareholder.

Shareholder Communications

Our Board has a process whereby our shareholders may send communications to our Board’s attention. Any shareholder desiring to communicate with our Board, or one or more specific members thereof, should communicate in a writing addressed to Interactive Intelligence Group, Inc., Board of Directors, c/o Corporate Secretary at our world headquarters. Our Corporate Secretary has been instructed by our Board to promptly forward all such communications to the specified addressees.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics (our “Ethics Code”) that applies to all of our directors, officers and employees. We will provide to any person a copy of our Ethics Code, free of charge, upon request to our Corporate Secretary at our world headquarters. Our Ethics Code is available on our website at http://investors.inin.com under “Corporate Governance”. We intend to disclose any amendments or updates to our Ethics Code by posting such amendments or updates on our website. In addition, any waivers of our Ethics Code for our directors or executive officers will be posted on our website under “Corporate Governance”.  There were no waivers of our Ethics Code by any of our executive officers or directors during 2011.

DIRECTOR COMPENSATION AND BENEFITS

Only non-employee directors receive compensation for their services as directors. Our compensation package for non-employee members of our Board is comprised of cash (annual retainers and committee meeting fees) and stock option grants. Directors are also entitled to reimbursement of expenses incurred in connection with attendance at Board and/or committee meetings. Our director pay package is designed to attract and retain highly-qualified, independent professionals to monitor the effectiveness of policy and decision-making both at the Board and management level, with a view to enhancing shareholder value over the long term. Our Compensation Committee generally reviews our non-employee director compensation program on an annual basis.  Actual annual pay varies among directors based on committee memberships, committee chair responsibilities and meeting attendance.

Members of our Board are eligible to receive automatic stock option grants under the Interactive Intelligence Group, Inc. 2006 Equity Incentive Plan, as amended, assigned and assumed (the “2006 Plan”). Under our 2006 Plan, the exercise price for option grants is equal to the closing price of our common stock, as reported by the NASDAQ Global Select Market, on the business day immediately preceding the date of grant and the term of the options is six years. For most options granted to our directors prior to 2005, the term of each option was ten years from the date of grant. Commencing in May 2009, we began granting our non-employee directors options annually that vest one year after the grant date. Previously, our non-employee directors were granted options that vested over four years. The fair value of these option grants is determined on the date of the grant.

Our Board also has the full and complete authority and discretion, except as limited by our 2006 Plan, to grant additional options to eligible directors from time to time and to provide the terms and conditions (which need not be identical among eligible directors), including without limitation the vesting provisions, thereof. Any option grants previously awarded under the Interactive Intelligence Group, Inc. Amended Outside Directors Stock Option Plan, as assigned and assumed (the “Directors Plan”), but not yet forfeited, cancelled, terminated, exercised or expired, remain subject to their original terms, which are generally not different from the terms upon which annual option grants for directors are granted under our 2006 Plan, except as described above.

Director Compensation Arrangements

On the date of the annual meeting of shareholders, each eligible non-employee director is granted an annual stock option to purchase 8,000 shares of our common stock. For any newly elected non-employee director, our Compensation Committee may approve an option award to such director to purchase an aggregate of 20,000 shares of our common stock upon joining our Board. These options have terms in accordance with our 2006 Plan, generally vest over one year (for annual non-employee director grants) and four years (for new non-employee director grants) and expire six years from the anniversary date of the grant.

In 2011, each of our non-employee directors was entitled to receive the following compensation:

Type of Compensation	Amount
Cash Retainers:
Annual Cash Retainer (1)	$25,000
Annual Cash Retainer for Committee Chair:
Audit Committee (1)	$15,000
Compensation and Nominating Committees (1)	$5,000
Annual Cash Retainer for Audit Committee Members (1)	$5,000

Board and Committee Attendance Fee (per meeting attended that was not held in conjunction with a meeting of our full Board):
In person (2)	$1,500
By teleconference (2)	$750

Stock Options:
Annual Stock Option Retainer (3)	8,000 shares
Stock Option Grant for Newly Elected Directors	20,000 shares
_________________________

(1)	All annual cash retainers were paid in advance at the beginning of each quarter in equal installments in preparation for Board and/or committee meetings to be held during each quarter.

(2)	All attendance fees were paid in arrears.

(3)
Represents an annual stock option to purchase shares of our common stock, which will be granted at each annual meeting of shareholders. These options were granted to all of our non-employee directors on June 10, 2011, the date of our 2011 Annual Meeting of Shareholders, in accordance with the terms of our 2006 Plan.

Director Compensation in 2011

The following table sets forth information regarding the compensation that each non-employee director earned during 2011. Dr. Brown did not earn any additional compensation for serving on our Board in 2011.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash (1)	Option Awards (2)	Total Compensation
Richard G. Halperin	$33,500	$120,190	$153,690

Edward L. Hamburg, Ph.D.	54,500	120,190	174,690

Michael C. Heim	45,250	120,190	165,440

Mark E. Hill	44,250	120,190	164,440

Richard A. Reck	45,250	120,190	165,440

_________________________

(1)
The amounts in this column include the annual Board retainer, annual chairman retainer, annual Audit Committee retainer and the amounts earned by each director for attending Board and/or committee meetings that were not held in conjunction with a meeting of our full Board in person and/or by teleconference.

(2)
The amounts in this column represent the grant date fair value of the stock options granted to each non-employee director during the year ended December 31, 2011 in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation–Stock Compensation (“FASB ASC 718”) (except that the estimated forfeitures related to service-based vesting conditions were disregarded). For valuation assumptions used to determine these amounts, refer to Note 5 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011.  Our non-employee directors had the following shares of our common stock underlying stock options (both vested and unvested) outstanding as of December 31, 2011: Mr. Halperin: 36,000 shares; Dr. Hamburg: 67,556 shares; Mr. Heim: 52,000 shares; Mr. Hill: 40,000 shares; and Mr. Reck: 40,000 shares.

Non-Employee Director Change-of-Control Agreements

On June 7, 2007, we entered into Non-Employee Director Change-of-Control Agreements (each, a “Director Change-of-Control Agreement”) with Dr. Hamburg and Messrs. Hill and Reck. In addition, on May 29, 2008 and March 29, 2010, we entered into a Director Change-of-Control Agreement with Mr. Heim and Mr. Halperin, respectively. Each of these Director Change-of-Control Agreements was assumed by Interactive Intelligence Group, Inc. as of July 1, 2011. Under the terms of each Director Change-of-Control Agreement, in the event the service on our Board of Directors is terminated for any reason following an event where a “Change-of-Control” has occurred (as defined under “Executive Compensation and Related Information—Employment Agreements and Post-Termination and Change-of-Control Arrangements”), any and all outstanding stock options granted under our 2006 Plan and/or our Directors Plan will vest on an accelerated pro-rata monthly basis, including full credit for partial months elapsed. In addition, with respect to stock option vesting, each director will be credited with one additional month of service for each month of service completed, up to a maximum of 24 additional months of service credit.

Director Compensation in 2012

Effective as of January 1, 2012, the Board of Directors, upon recommendation of the Compensation Committee, increased the annual board retainer to $32,000 per year.  In addition, the per meeting payment for attending the Board of Directors meetings was eliminated, but the directors will continue to be paid for each Board committee meeting attended except those attended in conjunction with the quarterly Board meetings.

Director Stock Ownership Guidelines

In November 2011, the Board of Directors, upon recommendation of the Compensation Committee, approved stock ownership guidelines for each member of the Board. In accordance with these guidelines, each current member of the Board must own at least 6,000 shares of our common stock by no later than November 17, 2016. Each new member of the Board of Directors will have five years from the date of appointment or election to the Board to acquire ownership of at least 6,000 shares of our common stock. These shares must be maintained during the time the individual serves as a member of the Board.

OUR EXECUTIVE OFFICERS

The following table sets forth information, as of March 31, 2012, about our executive officers followed by their biographies:

Name	Age	Position
Donald E. Brown, M.D.	56	Chairman of the Board, President and Chief Executive Officer

Gary R. Blough	56	Executive Vice President, Worldwide Sales

William J. Gildea III	45	Senior Vice President, Corporate Development

Stephen R. Head	58	Chief Financial Officer, Senior Vice President, Finance and Administration, Secretary and Treasurer

Hans W. Heltzel	41	Vice President, Services

Pamela J. Hynes	50	Vice President, Client Success and Education

Joseph A. Staples	52	Chief Marketing Officer and Senior Vice President, Marketing

Donald E. Brown, M.D.’s biographical information is contained under “Election of Directors (Item 1 on Proxy Card) —Directors Whose Present Terms Expire in 2014”.

Gary R. Blough has served as our Executive Vice President, Worldwide Sales since July 2004. Mr. Blough served as our Vice President of Sales for Europe, the Middle East and Africa from January 2002 to July 2004 and previously served as our Area Director and Vice President of Sales for Western U.S. and Latin America since joining us in February 1997. Prior to joining us, Mr. Blough held various sales positions at Software Artistry, including Director of Western Region Sales and was Director of Sales for On-Line Software, a developer of programmer productivity tools. Mr. Blough has a B.S. degree in Marketing from Virginia Polytechnic Institute and State University.

William J. Gildea III served as our Vice President, Business Development since March 2008. Effective January 1, 2012, Mr. Gildea was promoted to Senior Vice President, Corporate Development. Prior to joining us, Mr. Gildea was a sellside financial analyst covering the communications technology industry at Janney Montgomery Scott from April 2004 to February 2008 and an associate analyst at Wachovia Securities prior to that. Mr. Gildea started his career as a communications attorney in private practice in Washington, D.C. Mr. Gildea holds a B.A. from William & Mary, a J.D. from Catholic University, and an M.B.A. from the University of North Carolina.

Stephen R. Head has served as our Chief Financial Officer, Senior Vice President, Finance and Administration, Secretary and Treasurer since January 2011; Chief Financial Officer, Vice President of Finance, Secretary and Treasurer since joining us in November 2003; and our Vice President of Finance and Administration since February 2004. Mr. Head previously served as Chief Financial Officer of Gilian Technologies Ltd. (now Breach Security, Inc.), a Web security applications developer. Prior to Gilian Technologies, Mr. Head was Senior Vice President, Finance and Administration at planetU, Inc., an e-commerce company serving the consumer packaged goods industry, which was acquired by Transora in December 2000. Other financial roles Mr. Head has held in the software industry include Vice President, Finance and Administration and Chief Financial Officer at Made2Manage Systems, Inc. (now Consona Corporation), and Vice President, Finance and Chief Financial Officer of Software Artistry. Mr. Head began his career in public accounting at KPMG LLP. He has also served in positions in private industry. Mr. Head is a graduate of Indiana University, where he received both an M.B.A. and B.S. in Business with a concentration in Accounting.

Hans W. Heltzel has served as our Vice President, Services since January 2011.  Prior to that, Mr. Heltzel served as our Vice President, Support and Professional Services from January 2009 until December 2011, our Director of Worldwide Support from 2004 until 2008 and our Practice Leader and Services Manager from 2001 until 2003. Prior to joining us in 2001, Mr. Heltzel was an implementation consultant for Tivoli Systems from 1998 until 2001 and prior to that held various operations management positions for Target Corporation in Denver, Colorado, Chicago, Illinois, and Fort Wayne, Indiana from 1992 until 1997. Mr. Heltzel has an M.S. in Information and Communication Sciences and a B.S. in History and Criminology from Ball State University.

Pamela J. Hynes has served as our Vice President, Client Success and Education since August 2011. Prior to that, Ms. Hynes served as our Vice President, Customer Services, which included Communications as a Service and Education, since January 2010. Previously, Ms. Hynes served as our Vice President, Worldwide Customer Services, which includes Educational Services, Technical Support Services, Professional Services and Communication as a Service, since October 2004. From 2006 to 2008, Ms. Hynes resided in the United Kingdom and worked to grow our services presence internationally.  Ms. Hynes served as our Vice President, Customer Loyalty from September 2003 to October 2004 and our Vice President, Client Services, the Americas and Europe, the Middle East and Africa from July 2001 until September 2003. Ms. Hynes served as our Vice President, North American Client Services from September 1999 until July 2001 and prior to that as our Director of Client Services since joining us in November 1996. Ms. Hynes was an Account Manager at Software Artistry from July 1996 to October 1996 and the Support Services Manager of Software Artistry from August 1992 to July 1996. Prior to August 1992, she served in a number of technical roles at Software Artistry, including Application Development, Technical Instructor and Field Engineer. Before joining Software Artistry, she served as Technical Support Engineer at American Financial Resources, a software development company. Ms. Hynes holds a B.S. degree in Management Information Systems from New Hampshire College.

Joseph A. Staples has served as our Chief Marketing Officer and Senior Vice President, Marketing since January 2009. Prior to that, Mr. Staples was our Senior Vice President, Worldwide Marketing since joining us in 2005. Prior to joining us, Mr. Staples was the principal of FirstLight Marketing, a marketing services company. Prior to that, Mr. Staples was Executive Vice President of Corporate Marketing at Captaris, Inc., a provider of business communication solutions. Previously, Mr. Staples was the Vice President of Marketing for Callware Technologies, Inc., a provider of unified messaging software. He was also employed by Novell, Inc., in management positions over a five year period. Mr. Staples is an alumnus of Brigham Young University and earned a bachelor’s degree in business administration from the University of Phoenix with an emphasis in Marketing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 23, 2012, information about the beneficial ownership of our common stock by 5% or greater beneficial owners and ownership of management, including each of our incumbent directors and director nominees, our named executive officers and all executive officers and directors as a group. Except as otherwise indicated below, the individual or entity owns such common stock directly with sole investment and sole voting power. For each of our named executive officers and directors, the following table also includes options to purchase shares of our common stock that are exercisable on or within 60 days after March 23, 2012.

5% or Greater Beneficial Owners:
Name and Address of Beneficial Owner**	Amount and Nature of Beneficial Ownership	Percent of Class
Bares Capital Management, Inc. 12600 Hill Country Blvd, Suite R-230 Austin, TX 78738 (1)	2,240,267	11.7%
BlackRock Inc. 40 East 52nd Street New York, NY 10022 (2)	1,078,745	5.6%

Officer and Director Stock Ownership:
Name of Beneficial Owner	Shares (3)		Options (4)	Total Beneficial Ownership	Percent of Class
Directors
Richard G. Halperin	1,500		18,000	19,500	*

Edward L. Hamburg, Ph.D.	7,600		59,556	67,156	*

Michael C. Heim	--		44,000	44,000	*

Mark E. Hill	122,172		32,000	154,172	*

Richard A. Reck	38,000		32,000	70,000	*

Named Executive Officers
Donald E. Brown, M.D.**	4,188,459		330,000	4,518,459	23.2%

Stephen R. Head	36,750	(5)	187,411	224,161	1.2%

Gary R. Blough	97,286	(6)	215,080	312,366	1.6%

Pamela J. Hynes	3,997	(7)	27,442	31,439	*

Joseph A. Staples	1,500		52,000	53,500	*

Directors and Executive Officers as a Group
All Directors and Executive Officers as a Group (12 persons)	4,510,012		1,049,802	5,559,814	27.5%
_________________________

*	Indicates ownership of less than one percent of the outstanding shares of our common stock.

**
As discussed above, Dr. Brown is our Chairman of the Board, President and Chief Executive Officer and a beneficial owner of more than 5% of our outstanding common stock. Therefore, information pertaining to his beneficial ownership of our common stock is presented once as a named executive officer.

(1)
Information based solely on a Schedule 13G/A filed by such shareholder with the SEC on February 14, 2012, indicating beneficial ownership as of December 31, 2011. The shareholder is an investment adviser and has sole power to vote or direct the vote and dispose or direct the disposition of 57,644 shares, and shares the power to vote or direct the vote and dispose or direct the disposition of 2,182,623 shares.

(2)
Information based solely on a Schedule 13G/A filed by such shareholder with the SEC on February 13, 2012, indicating beneficial ownership as of December 31, 2011. The shareholder is a parent holding company or control person and possesses sole power to vote or direct the vote of, and dispose or direct the disposition of, 1,078,745 shares. The beneficial owner reported that the following of its subsidiaries acquired the shares: BlackRock Japan Co. Ltd, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC and BlackRock Asset Management Ireland Limited.

(3)	Represents the number of shares beneficially owned, excluding shares which may be acquired through the exercise of stock options.

(4)	Represents shares which may be acquired through the exercise of stock options as of March 23, 2012 or within 60 days after that date.

(5)	Includes 550 shares held by his daughter, over which Mr. Head disclaims beneficial ownership.

(6)	Includes 5,922 shares held in our Employee Stock Purchase Plan.

(7)	Includes 950 shares held by her children and 3,047 shares held by her spouse, over which Ms. Hynes disclaims beneficial ownership.

APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS
(ITEM 2 ON PROXY CARD)

As we did last year, we are asking you to approve the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in this proxy statement.  This proposal, commonly known as a Say on Pay proposal, gives our shareholders the opportunity to express their views on our executive compensation.  This vote is not intended to address any specific item of compensation but rather the overall compensation paid to our named executive officers and the philosophy, policies and practices described in this proxy statement.  Approximately 99.6% of the votes cast on our 2011 Say on Pay proposal were voted in favor of the proposal.  In accordance with the advisory vote conducted at the 2011 Annual Meeting of Shareholders on the frequency of future Say on Pay votes, we are currently conducting Say on Pay votes on an annual basis.  The next advisory vote on the frequency of Say on Pay votes will be conducted no later than the 2017 Annual Meeting of Shareholders.

We believe we have assembled a strong executive management team comprised of individuals that have been with us for many years and most of whom have experience with other companies in the software industry. This combination of experiences allows us to continue the innovations that have long been our core competence, while at the same time achieving aggressive annual goals.

The purposes of our compensation programs are to attract and then retain our executives by designing compensation programs that are highly competitive with comparable positions within our industry and to align our executive officers’ compensation targets with our overall goals and shareholder interests.  We compensate our executive officers using a combination of salary, performance-based cash incentive compensation and stock option awards. We design our compensation programs to align our executives’ contributions to ultimately achieve our goal of maximizing shareholder value. We believe that our executive compensation programs accomplish this goal.

The Compensation Discussion and Analysis that follows this proposal describes our executive compensation programs and the decisions made by the Compensation Committee during 2011 in more detail. Highlights of our 2011 compensation programs for our named executive officers, which were relatively consistent with our 2010 compensation programs, include the following:

•	Annual base salaries increased in 2011, primarily due to a standard cost of living adjustment.

•	Performance-based incentive compensation payouts were at above-target levels for all but one of the bonuses payable to our named executive officers.

•	All named executive officers received long-term incentive awards in the form of stock options that vest over four years.

Accordingly, we recommend that our shareholders vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the company's shareholders approve, on an advisory basis, the compensation of the company's named executive officers as disclosed in the company's proxy statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion.”

As an advisory vote, this proposal will not be binding upon us, our Board of Directors or our Compensation Committee. However, our Board of Directors and our Compensation Committee value the opinion of our shareholders, and we expect that the Compensation Committee, which is responsible for designing and administering our executive compensation programs, will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The Board recommends a vote “FOR” the advisory proposal approving the compensation paid to our named executive officers as disclosed in this proxy statement.

 EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Committee Report

We, the Compensation Committee, have reviewed and discussed the following “Compensation Discussion and Analysis” section of this proxy statement with Interactive Intelligence’s management. Based on our review and discussions, we recommended to the Board of Directors that the following “Compensation Discussion and Analysis” section be included in this proxy statement on Schedule 14A and incorporated by reference into Interactive Intelligence’s Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC.

Submitted by the Compensation Committee

Mark E. Hill, Chairman
Richard G. Halperin
Richard A. Reck

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis supplements the more detailed information concerning executive compensation that appears in the tables and the narrative discussion that follows the tables. Our goal is to provide our current and potential shareholders and the investing public with a better understanding of our executive compensation practices and the decisions made concerning the compensation payable to our executive officers, including the persons named in the Summary Compensation Table, who are our named executive officers, which appears following this Compensation Discussion and Analysis.

The Compensation Committee of our Board of Directors, referred to in this section as the Committee, plays a key role in designing and administering our executive compensation programs. All principal elements of compensation paid to our executive officers are subject to approval by the Committee. The report of the Committee appears above.

During 2011, we reported a 26% increase in revenues, completed two acquisitions, expanded staffing significantly, delivered version 4.0 of our Customer Interaction Center® software and substantially increased orders for our cloud-based offerings. We reported increased revenues primarily as a result of a 28% increase in the dollar amount of orders due to both the execution of our company goals by our management team and an improving global economy. Both the dollar amount and number of orders received increased in 2011, and we continued to see a trend of increasing average initial order dollar amounts. Orders for our cloud-based offerings increased 179%  in 2011, increasing to 23% of total orders in 2011 from 11% of total orders in 2010. Our expenses increased in 2011 as we continued to invest in our operations, primarily through increasing our staffing company-wide. The overall financial results for 2011 and 2010 were as follows (dollars in thousands, except per share amounts):

	Years Ended December 31,
	2011	2010	% Increase/(Decrease)
Revenues	$209,526	$166,315	26%
Operating income	21,641	23,369	(7)
Net income	14,798	14,901	(1)
Earnings per share (basic)	0.79	0.85	(7)
Earnings per share (diluted)	0.74	0.79	(6)

Compensation for 2011 was determined based upon the review of our 2010 annual operating results, comparison of compensation amounts and plans to those of our peer group (as described in more detail under “Role of Management and Our Compensation Consultant in Setting and Reviewing Compensation” below) and our 2011 objectives and budgets by Dr. Brown, our Chief Executive Officer, and Mr. Head, our Chief Financial Officer (collectively referred to in this Compensation Discussion and Analysis as “management”), and the Committee. Our 2011 total compensation plans for our named executive officers, which were relatively consistent with our 2010 total compensation plans, included the following:

•	Annual base salaries increased in 2011, primarily due to a standard cost of living adjustment.

•	Performance-based incentive compensation payouts were at above-target levels for all but one of the bonuses payable to our named executive officers.

•	All named executive officers received long-term incentive awards in the form of stock options that vest over four years.

The following graph illustrates the alignment of our executive compensation with the objectives of our compensation programs and our performance by comparing the average total compensation of our named executive officers over the last five years with our net income trend over the same period.

Objectives of Our Compensation Programs

We believe we have assembled a strong executive management team comprised of individuals that have been with Interactive Intelligence for many years and most of whom have experience with other companies in the software industry. This combination of experiences allows us to continue to invest in the innovations that have long been our core competence, while at the same time achieving aggressive annual goals.

The purposes of our compensation programs are to attract and then retain our executives by designing compensation programs that are highly competitive with comparable positions within our industry and to align our executive officers’ compensation targets with our overall goals and shareholder interests. We compensate our executive officers using a combination of salary, performance-based cash incentive compensation and stock option awards. We design our compensation programs to align our executives’ contributions to ultimately achieve our goal of maximizing shareholder value.

The Committee determined our 2011 executive compensation with the following objectives in mind:

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Compensation should be designed to reward employees for their individual performance as well as that of our company, focusing on areas over which they control. To achieve this objective, executives have compensation aligned with company financial results or the financial results of the departments over which they control.

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Compensation should be commensurate with comparable companies in the software industry. We must attract and retain employees who may be recruited by other companies, so our compensation programs should remain competitive. We achieve this objective by comparing our executive officers’ compensation with comparable positions within our peer group.

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We want to reward short-term accomplishments of our executive officers, while also focusing their efforts on the achievement of our long-term objectives. We achieve this balance by offering performance-based cash incentive compensation as well as stock option awards.

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Our compensation programs should align our executive officers’ objectives with those of our shareholders. The Committee believes this is best achieved by rewarding our executive officers’ efforts to attain profitability goals, and in some instances, order growth goals. We set performance criteria and targets for each of our executive officers based on the non-GAAP operating income and/or the order growth related to such executive officer’s area of responsibility. For purposes of our compensation programs, our non-GAAP operating targets and results exclude the impact of stock-based compensation expense and purchase accounting adjustments related to our acquisitions.

Elements of our Compensation Programs

Our compensation programs are comprised of three major elements: (i) annual base salary, (ii) performance-based cash incentive compensation and (iii) long-term stock-based incentive compensation, each of which is described below.

Compensation Element	Purpose	Link to Compensation Objectives
Annual base salary
To provide an appropriate level of fixed compensation that will promote executive recruitment and retention based on business responsibilities, personal performance during the prior year against established targets and leadership qualities.
• Reward individual performance • Reward company performance • Competition • Reward short-term accomplishments
Performance-based cash incentive compensation	Variable component used to incentivize, motivate and hold our executives accountable for the results of such officer’s respective areas of responsibility.	• Reward individual performance • Reward company performance • Reward short-term accomplishments • Align executive officers’ objectives with shareholder objectives
Long-term stock-based incentive compensation	To motivate executive officers and retain key employees for the long-term by aligning their goals with those of our shareholders.	• Reward company performance • Reward achieving long-term objectives • Align executive officers’ objectives with shareholder objectives

Total Direct Compensation

The following chart illustrates the allocation of 2011 compensation for each named executive officer between each of the three major compensation elements listed above and demonstates the significant percentage of compensation in 2011 for each named executive officer that was in the form of variable performance-based pay that is tied to our business results.

In making executive compensation decisions, the Committee focuses on the “total direct compensation” that an executive officer will receive annually. This consists of salary, performance-based incentive compensation and the value of option awards granted during the given year. The Committee does not have a specific policy for allocating the amount of compensation among the pay elements (short versus long-term or cash versus equity-based compensation), but seeks to target each executive officer’s total compensation opportunity to the level the Committee considers market competitive and reflective of individual performance.

Impact of 2011 Say on Pay Votes

In June 2011, we held our first shareholder advisory vote on the compensation of our named executive officers, commonly referred to as a Say on Pay vote.  Our shareholders overwhelmingly approved the proposal, with approximately 99.6% of the votes cast on our 2011 Say on Pay proposal being voted in favor of the proposal.  Taking into account the strong shareholder support reflected by our 2011 Say on Pay vote results, the Committee determined that it did not need to change our executive compensation policies and practices in response to or as a result of the 2011 vote.

In addition, when determining how often to hold a shareholder advisory vote on executive compensation, the Board took into account the strong preference for an annual vote expressed by our shareholders at our 2011 Annual Meeting of Shareholders.  Accordingly, the Board determined that we will hold an annual shareholder advisory vote on the compensation of our named executive officers until the next Say on Pay frequency vote, which will be held no later than our 2017 Annual Meeting of Shareholders.

2011 Compensation Decisions

Annual Base Salary

In setting base salaries for 2011, management and the Committee reviewed base salaries for comparable positions at other companies in our peer group and took into consideration our 2010 operating results. Each named executive officer was given a cost of living adjustment.  Base salaries for 2011 and the percentage increase from 2010 base salaries for each of our named executive officers were as follows:

Named Executive Officer	2011 Base Salary	% Increase
Donald E. Brown, M.D.	$370,000	2%
Stephen R. Head	247,500	2
Gary R. Blough	221,500	2
Pamela J. Hynes	195,000	2
Joseph A. Staples	232,000	2

Performance-Based Cash Incentive Compensation

Each year, management recommends the performance targets for our named executive officers, which are presented to the Committee for its review and approval.  The 2011 performance targets for our named executive officers were developed based on our 2010 financial performance and the expected growth of our business during 2011. Also considered were the general economic conditions during 2010 and the economic predictions for 2011 at the time the compensation decisions for 2011 were being made. Each of our named executive officer’s performance bonuses are paid, if earned, once the financial statements for the performance period have been approved for issuance by our Audit Committee.

 The performance-based cash incentive compensation plans for 2011 were similar to the plans for 2010. For 2011, the Committee determined that a company performance bonus was still appropriate for Dr. Brown and Mr. Head given their responsibilities as Chief Executive Officer and Chief Financial Officer, respectively. For Messrs. Blough and Staples and Ms. Hynes, the performance criteria and targets for 2011 were designed to place emphasis on the profitability and growth of each of their respective areas of responsibility. The Committee believed that this was the best reflection of individual performance and contributions of these named executive officers and aligned their objectives with those of our shareholders.

Although each of the bonuses described below have targeted payout amounts, each named executive officer has the ability to earn at least a portion of his or her bonus even if our actual performance does not reach the targeted level. Similarly, if our actual performance exceeds the targeted level, our named executive officers have the ability to earn more than the targeted payout amounts.

The following performance-based cash incentive compensation bonuses were established for 2011 for our named executive officers:

Company Performance Bonus.  Dr. Brown’s and Mr. Head’s 2011 compensation programs included a company performance bonus to be paid based on year-to-date non-GAAP operating income margin results. Because Dr. Brown’s and Mr. Head’s responsibilities include multiple areas within the company, the Committee designed this bonus to focus on the profitability and growth of the company as a whole and not one specific area.

Dr. Brown’s and Mr. Head’s company performance bonuses were earned and paid quarterly based on the percentage of actual year-to-date non-GAAP operating income margin compared to a target margin of 10%. For the first three quarters of the year, payments were limited to the targeted margin of 10%. Payments for the second, third and fourth quarters were calculated based on amounts earned less payments made in prior quarters. No bonus was to be paid if our non-GAAP operating income margin for the applicable quarter was less than 5%. Dr. Brown and Mr. Head had annual targeted payout amounts of $220,000 and $154,000, respectively, if our 2011 targeted non-GAAP operating income margin of 10% was achieved, with the potential to earn more or less than the targeted amounts depending on actual annual non-GAAP operating income margin. There was no limit on the amount Dr. Brown or Mr. Head could earn. During 2011, Dr. Brown and Mr. Head earned $393,127 and $275,189, respectively, for their company performance bonus.

Operating Profit and Order Growth Bonuses.  In 2011, Mr. Blough was eligible for bonuses, earned and paid quarterly, based on achieving year-to-date sales and marketing non-GAAP operating profit targets with:

•	One-third based on North American results; and

•	Two-thirds based on results for the rest of the world.

The Committee designed these bonuses to encourage focus on overall sales and marketing profitability. Because we have a vice president of North American sales, Mr. Blough’s bonuses were designed to place more emphasis on international sales, which is the area management and the Committee wanted him to focus in 2011. Mr. Blough had an annual targeted payout amount of $220,000, with the potential to earn more or less than the targeted amount depending on actual annual sales and marketing non-GAAP operating profit for North America and the rest of the world. For the first three quarters of the year, payments were limited to targeted amounts. Payments for the second, third and fourth quarters were calculated based on amounts earned less payments made in prior quarters. No bonus was to be paid if we did not report non-GAAP operating income for the applicable quarter. Mr. Blough earned an operating profit bonus based on North American results of $78,998 and an operating profit bonus based on results for the rest of the world of $132,170, resulting in a total bonus of $211,168 earned for 2011. Mr. Blough’s 2011 bonus payment was reduced by $1,441 related to chargebacks from his 2010 plan.

Ms. Hynes was eligible for an operating profit bonus and order growth bonus in 2011, earned and paid quarterly, based on achieving the following:

•	Year-to-date Communications as a Service (“CaaS”) non-GAAP operating profit targets; and

•	Year-to-date targets for the dollar amount of CaaS orders received.

The Committee designed these bonuses to focus Ms. Hynes on CaaS operating profits and order growth for our CaaS business. Ms. Hynes had an annual targeted payout amount of $83,000 with the potential to earn more or less than the targeted amount depending on actual annual non-GAAP operating profit for CaaS as well as actual annual CaaS orders. For the first three quarters of the year, payments were limited to targeted amounts. Payments for the second, third and fourth quarters were calculated based on amounts earned less payments made in prior quarters. No bonus was to be paid if we did not report non-GAAP operating income for the applicable quarter. Ms. Hynes earned a CaaS operating profit bonus of $89,120 and a CaaS order bonus of $73,195, resulting in a total bonus of $162,315 earned for 2011.

 Mr. Staples was also eligible for an operating profit bonus and order growth bonus in 2011, earned and paid quarterly, based on achieving the following:

•	Year-to-date worldwide sales and marketing non-GAAP operating profit targets; and

•	Year-to-date growth targets for the dollar amount of cloud-based orders received.

The Committee designed these bonuses to be consistent with Mr. Blough’s operating profit bonus described above, to encourage collaboration between sales and marketing and to increase Mr. Staples’ focus on overall worldwide sales and marketing profitability as well as growth in our cloud-based business. Mr. Staples had an annual targeted payout amount of $110,000 with the potential to earn more or less than the targeted amount depending on actual annual non-GAAP operating profit for worldwide sales and marketing as well as actual annual cloud-based order growth. For the first three quarters of the year, payments were limited to targeted amounts. Payments for the second, third and fourth quarters were calculated based on amounts earned less payments made in prior quarters. No bonus was to be paid if we did not report non-GAAP operating income for the applicable quarter. Mr. Staples earned an operating profit bonus of $83,289 and a cloud-based order growth bonus of $38,588, resulting in a total bonus of $121,877 earned for 2011. Mr. Staples’ 2011 bonus payment was reduced by $515 related to chargebacks from his 2010 plan.

See the Summary Compensation Table following this Compensation Discussion and Analysis for further details on the performance-based cash incentive compensation earned by our named executive officers during 2011 under each of these bonuses.

 Long-Term Stock-Based Incentive Compensation

In addition to offering performance-based cash incentive compensation, management and the Committee continue to view stock options as a way to motivate and retain our executive officers for the long-term by aligning their goals with those of our shareholders. In 2011, the Committee granted non-performance based stock options to our executive officers as the Committee believes non-performance based options better promote retention of our executive officers.

On January 21, 2011, the Committee, based on the recommendation of management, approved the following option grants to each of our named executive officers:

Named Executive Officer	Number of Shares Underlying Options
Donald E. Brown, M.D.	50,000
Stephen R. Head	30,000
Gary R. Blough	35,000
Pamela J. Hynes	20,000
Joseph A. Staples	25,000

The stock options awarded to each of our named executive officers were granted at an exercise price of $32.33 per share, the closing price of our common stock, as reported by the NASDAQ Global Select Market, on January 20, 2011, the business day immediately preceding the grant date, in accordance with the provisions of our 2006 Plan. These stock options vest in four equal annual installments beginning on January 21, 2012.  The Committee also approved stock option grants to other members of the executive team and performance stock option grants for certain sales management.

The Committee has the ability to grant equity awards to other designated key employees to reward them for their contributions on an annual basis. Dr. Brown presented a list of employees that he recommended to receive restricted stock units on January 21, 2011 and the Committee approved the grants of these awards. In addition, the Committee approves a set number of stock options or restricted stock units on a quarterly basis for Dr. Brown to grant at his discretion to employees (with the exception of executives). Typically the awards, if granted, are used to compensate new hires or existing employees who have been promoted to key management positions.

Benefits Available to Executive Officers and All Other Employees

 Retirement and Health and Welfare Benefits

We have never had a defined benefit pension plan.  We maintain the 401(k) Plan to provide retirement benefits for substantially all of our North American employees.  Participants in the 401(k) Plan may elect to contribute up to 50% of their pre-tax annual compensation to the 401(k) Plan, subject to applicable Internal Revenue Service (“IRS”) limits and regulations. Participants may also contribute amounts representing qualified rollovers from other qualified benefit plans. We may also make discretionary company contributions to the 401(k) Plan.

Subject to us achieving specified operating income targets as established each year, we make an annual company matching contribution to eligible participants, including our named executive officers. For 2011, we established three operating income target levels, and depending on our actual operating income results, we would make an annual company matching contribution up to 33% of the first 3%, 6% or 9%, respectively, of the participants’ pre-tax compensation contributed to the 401(k) Plan. We met the highest operating income target level during 2011, so each eligible participant received a company matching contribution up to 33% of the first 9% of the participant's pre-tax compensation contributed to the 401(k) Plan.

The company matching contribution vests in equal installments over four years based on the initial date of the participant’s employment. For an eligible participant who has worked for us for four or more years at the time of the contribution, the contribution is 100% vested. The company matching contributions we made to the 401(k) Plan accounts of our named executive officers are shown in the “All Other Compensation” column of the Summary Compensation Table below.

Although we have not expressed any intent to terminate the 401(k) Plan, we have the option to do so at any time subject to the provisions of the Employee Retirement Income Security Act of 1974. Upon termination of the 401(k) Plan, either full or partial participants, including our named executive officers, become fully vested in their entire account balances.

All of our executive officers, including our named executive officers, are also eligible to participate in other employee benefit plans that are generally available to all of our employees, including our Employee Stock Purchase Plan and life and health insurance programs.  The Committee believes that these additional plans are competitive with benefits offered by the other companies in our peer group.

 Perquisites

Certain of our executive officers and employees may be entitled to receive perquisites, as defined in their respective employment agreements. There were no perquisites, individually or in the aggregate, that exceeded $10,000 that were given to any director or executive officer during 2011.

 Employment Agreements and Change-of-Control Arrangements

We have entered into employment agreements, as well as change-of-control agreements, with Messrs. Head, Blough and Staples and Ms. Hynes.  The employment agreements for Messrs. Head and Staples and Ms. Hynes provide for severance payments if they are terminated by us for any reason other than for cause. The change-of-control agreements are intended to maintain continuity of management, particularly in the context of a transaction in which we undergo a change of control.  These agreements are “double triggered”, which means that an executive officer is only entitled to severance payments if (1) we experience a change of control, as defined in the agreement, and (2) the executive officer's employment is terminated other than for cause or if the executive officer resigns for good reason within one year of the change of control. For a more detailed description of the material terms of these agreements, see “Employment Agreements and Post-Termination and Change-of-Control Arrangements—Employment Agreements” and“—Change-of-Control and Retention Agreements”.

Other Benefits and Reimbursements

Our Board of Directors has adopted a travel policy whereby Dr. Brown is reimbursed for flying a private aircraft for business travel within certain limitations. Dr. Brown often travels on short notice and to areas that have limited access to direct commercial flights. Dr. Brown is reimbursed for expenses incurred in the operation of his privately owned aircraft when used for company business, at a rate approved by our Audit Committee. Because the reimbursement is for business travel only that is integrally and directly related to the performance of his duties, our reimbursement is not considered a perquisite. For further details, see “Certain Relationships and Related Person Transactions”.

Role of Management and Our Compensation Consultant in Setting and Reviewing Compensation

Dr. Brown provided the Committee with recommendations on the compensation of our executive officers. These recommendations were prepared by Dr. Brown, with the assistance of Mr. Head, taking into account such factors as compensation history, tenure, responsibilities, leadership qualities, market data for comparable positions at companies within the software industry that are comparable in size to us (our “peer group”), retention concerns and the need to maintain consistency within the organization. The Committee gave significant consideration to the recommendations of Dr. Brown and reviewed each executive officer’s 2010 compensation plan. The Committee also compared the salary and performance-based cash incentive compensation programs of our executive officers with the most recently reported salary and performance-based cash incentive compensation programs of individuals holding the same or similar positions at companies within our peer group. The Committee reviewed the performance of Dr. Brown and Mr. Head, without their participation, and determined their compensation for 2011.

In the fall of 2009, the Committee engaged a third-party compensation consulting firm, Frederic W. Cook & Co., Inc. (“Cook”), to present trends and developments in executive compensation, including a discussion of pending regulatory requirements related to executive compensation.  Cook did not evaluate our 2010 or 2011 executive compensation programs or processes but did review our peer group for both 2010 and 2011.  In the fall of 2011, at the Committee’s request and in connection with setting the 2012 executive and director compensation programs, Cook reviewed with the Committee its analysis of our executive and director compensation programs compared to the comparable programs at companies in our peer group, and also provided an update on market trends on compensation and the structure of compensation and an overview of the current status of rulemaking under the Dodd-Frank Wall Street Reform and Consumer Protection Act.  Other than providing the services described in the preceding sentences, Cook did not perform any other services for us during 2011.

The peer group utilized in 2011 was determined by Mr. Hill, the chairman of the Committee, and Mr. Head, and was reviewed by Cook. The peer group was comprised of the following companies within the software industry who had total revenues similar to ours as of the most recent date for which compensation information was available:

3D Systems Corporation	Magma Design Automation, Inc.	SuccessFactors, Inc.
Actuate Corporation	Netsuite, Inc.	Symyx Technologies, Inc.
ArcSight, LLC	Opnet Technologies, Inc.	Taleo Corporation
Art Technology Group, Inc.	Pegasystems Inc.	Ultimate Software Group, Inc.
Bottomline Technologies, Inc.	RightNow Technologies, Inc.	Unica Corporation
Integral Systems, Inc.	ShoreTel Inc.	VASCO Data Security International, Inc.
Sonic Solutions

The salary and performance-based cash incentive compensation information for the executive officers at each of the companies in the peer group was provided by Equilar, Inc. (“Equilar”), a provider of data on executive and director compensation.  Equilar did not provide any other services to us in 2011.

The Committee set the cash incentive compensation to be paid to a particular executive officer at a level that the Committee deemed to be reasonable and competitive based on the peer group data but did not target our executive compensation to fall within a certain percentile of the peer group compensation data for cash compensation or any element of compensation paid to our executive officers. The Committee did not otherwise benchmark the compensation of our named executive officers utilizing the peer group data, and the amounts to be paid were not based on set formulas or calculations.

Tax Deductibility Under Internal Revenue Code Section 162(m) and Other Related Issues

 Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) eliminates, subject to certain exceptions, the deductibility of compensation paid to certain executives to the extent their compensation for any year exceeds $1,000,000. Exceptions to amounts included in executive compensation for purposes of Section 162(m) involve various types of “qualifying performance-based” compensation (i.e. compensation paid only if the individual's performance meets pre-established objective goals based on performance criteria approved by the Committee under plans that have been approved by our shareholders). The Committee believes that tax deductibility is an important factor when evaluating executive compensation.  In evaluating compensation, the Committee has considered, and will continue to consider, the various alternatives to preserving the deductibility of compensation payments to the extent reasonably practicable and consistent with our compensation objectives.  However, the Committee may exercise its discretion to provide base salaries or other compensation that may not be fully tax deductible to us.

The Sarbanes-Oxley Act of 2002 subjects our Chief Executive Officer and Chief Financial Officer to forfeiture of incentive compensation and profits from the sale of stock in the event of an accounting restatement associated with non-compliance, as a result of misconduct, with any financial reporting requirement under the securities laws.  At this time, the Committee has not adopted any additional forfeiture provisions for incentive compensation.

Compensation Related Risk Assessment

Our Compensation Committee is responsible for overseeing the risks relating to compensation policies and programs company-wide.  In performing its evaluation, the Compensation Committee discusses with our Chief Executive Officer the design features and characteristics of our compensation policies and programs, the relevant performance measures for our executive officers’ bonus programs and the risks related to such bonuses and the other elements of compensation awarded to our executive officers. The Compensation Committee believes the composition and balance of our compensation policies encourage appropriate risk-taking as follows:

•	Our overall compensation levels are competitive with our peer group.

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Our compensation mix is designed in part to reward long-term performance and is balanced among (i) fixed components like salary and benefits, (ii) annual bonuses based on certain operational and financial performance measures and (iii) equity-based awards.

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The oversight provided by our Board and Compensation Committee in budget reviews, senior management compensation programs and equity and bonus awards, and the integration of the independent Board members into the Compensation and Audit Committees contribute to our control environment.

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Our Board regularly interacts with management and is closely involved with our Chief Executive Officer and Chief Financial Officer, helping to ensure the tone at the top is consistent with a strong control environment and that the communication of the control environment and conservative risk approach is effective.

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We provide our executive officers with a competitive base salary to provide them with a steady income, which allows our executive officers to focus more on our long-term performance than on short-term stock price fluctuations.

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We design the bonus programs for our executive officers to ensure that they remain focused on financial performance measures that drive long-term shareholder value, such as non-GAAP operating profit, and continually review the operations managed by each executive officer during regularly scheduled meetings. At the same time, our use of stock option awards balances against short-term decision making.

•	Our bonus programs for our executive officers have a progressive payout formula with no “cliffs” between ranges of performance.

•	Our Compensation Committee has discretion to reduce performance-based awards when it determines that such adjustments would be appropriate based on our interests and the interests of our shareholders.

•	Equity grants typically vest over a four-year vesting period to encourage our executive officers to maintain a long-term perspective.

•	We prohibit all hedging transactions involving our stock. As a result, our executive officers cannot insulate themselves from the effects of poor stock price performance.

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Some of our non-executive employees are eligible to receive bonuses and we generally grant equity awards annually to our non-executive key employees.  With respect to the non-executive employees’ bonuses, the operational and financial measures are reasonable or clearly attainable without excessive risk-taking.  The bonuses are payable at different levels depending on results and generally are not “all or nothing” awards.  For those non-executive employees who are eligible to receive equity awards, the equity awards vest over four years, which encourages employees to focus on the long-term operational and financial performance of our company.

Based on these factors, the Compensation Committee determined that any risks arising from our compensation policies and programs are not reasonably likely to have a material adverse effect on us.

Executive Compensation Tables and Narratives

The Summary Compensation Table appearing below sets forth information regarding the compensation paid and/or awarded to each of our named executive officers for the years ended December 31, 2011, 2010 and 2009. For a more thorough discussion of our executive compensation practices, refer to the “Compensation Discussion and Analysis” above.

Summary Compensation Table

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)		All Other Compensation (4)	Total
Donald E. Brown, M.D.	2011	$370,000	$813,820	$393,127		$7,260	$1,584,207
Chairman, President and Chief Executive Officer	2010	361,500	535,005	463,308		7,260	1,367,073
	2009	350,000	177,345	500,107		4,600	1,032,052

Stephen R. Head	2011	247,500	488,292	275,189		7,260	1,018,241
Chief Financial Officer, Senior Vice President, Finance and	2010	242,500	321,003	324,316		7,260	895,079
Administration, Secretary and Treasurer	2009	235,000	106,407	270,328		4,600	616,335

Gary R. Blough	2011	221,500	569,674	209,727	(5)	7,260	1,008,161
Executive Vice President, Worldwide Sales	2010	217,000	374,504	253,637		7,260	852,401
	2009	210,000	124,142	238,168	(5)	4,600	576,910

Pamela J. Hynes	2011	195,000	325,528	162,315		5,445	688,288
Vice President, Client Success and Education	2010	191,000	214,002	63,725		5,445	474,172
	2009	185,000	88,673	123,214		4,125	401,012

Joseph A. Staples	2011	232,000	406,910	121,362	(5)	5,445	765,717
Chief Marketing Officer and Senior Vice President, Marketing	2010	227,000	267,503	180,658		7,260	682,421
	2009	220,000	88,673	119,641	(5)	4,125	432,439
_________________________

(1)	Includes the base salary earned by each named executive officer during the respective year.

(2)
The amounts in this column represent the aggregate grant date fair value of options granted to the named executive officer in the year indicated in accordance with FASB ASC 718. For the valuation assumptions used to determine these amounts for 2011, 2010 and 2009, refer to Note 5 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the years ended December 31, 2011, 2010 and 2009. As discussed in “Compensation Discussion and Analysis—2011 Compensation Decisions—Long-Term Stock-Based Incentive Compensation”, there were no performance-based options granted to our executive officers in 2011, 2010 and 2009.

(3)
The amounts in this column represent the aggregate dollar value of performance-based cash bonuses earned with respect to performance in the respective year, regardless of when actually paid.  Each performance-based cash incentive bonus for 2011 is described in more detail in “Compensation Discussion and Analysis—2011 Compensation Decisions—Performance-Based Cash Incentive Compensation”. The amounts awarded to each named executive officer under his or her 2011, 2010 and 2009 compensation programs include:

Named Executive Officer	Company Performance Bonus (a)	Individual Performance Bonus (b)	Total Non-Equity Incentive Plan Compensation
Donald E. Brown, M.D.
2011	$393,127	$--	$393,127
2010	463,308	--	463,308
2009	500,107	--	500,107

Stephen R. Head
2011	275,189	--	275,189
2010	324,316	--	324,316
2009	270,328	--	270,328

Gary R. Blough
2011	--	209,727	209,727
2010	--	253,637	253,637
2009	--	238,168	238,168

Pamela J. Hynes
2011	--	162,315	162,315
2010	--	63,725	63,725
2009	--	123,214	123,214

Joseph A. Staples
2011	--	121,362	121,362
2010	--	180,658	180,658
2009	--	119,641	119,641
_________________________

(a)
 During 2011, 2010 and 2009, Dr. Brown and Mr. Head were the only named executive officers eligible to earn a company performance bonus as Messrs. Blough and Staples and Ms. Hynes were instead eligible for a performance bonus designed to place more emphasis on the profitability and growth of each of their respective areas of responsibility. As described above in the “Compensation Discussion and Analysis”, each named executive officer had the ability to earn more than the targeted payout amounts under his or her respective bonus.

(b)	Individual performance bonuses include the following:

•	Mr. Blough received a 2011 sales and marketing operating profit bonus.

•	Ms. Hynes received a 2011 CaaS operating profit bonus and a CaaS order bonus.

•	Mr. Staples received a 2011 worldwide sales and marketing operating profit bonus and a cloud-based order growth bonus.

(4)	The amounts in this column represent the company matching contribution made to each named executive officer’s account under our 401(k) Plan in the year indicated.

(5)
Messrs. Blough’s and Staples’ 2011 performance-based compensation amounts were reduced by $1,441 and $515, respectively, due to chargebacks received in 2011 related to their 2010 performance.  Messrs. Blough’s and Staples’ 2009 performance-based compensation amounts were reduced by $20,084 and $5,062, respectively, due to chargebacks received in 2010 related to their 2009 performance.

Grants of Plan-Based Awards Table

	GRANTS OF PLAN-BASED AWARDS
Named Executive Officer	Grant Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target ($)		All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise Price of Option Awards (3) ($/Sh)	Grant Date Fair Value of Option Awards (4) ($)
Donald E. Brown, M.D.	1/21/11	$--		50,000	$32.33	$813,820
	--	220,000	(5)	--	--	--

Stephen R. Head	1/21/11	--		30,000	32.33	488,292
	--	154,000	(5)	--	--	--

Gary R. Blough	1/21/11	--		35,000	32.33	569,674
	--	70,000	(6)	--	--	--
	--	150,000	(7)	--	--	--

Pamela J. Hynes	1/21/11	--		20,000	32.33	325,528
	--	28,000	(8)	--	--	--
	--	55,000	(9)	--	--	--

Joseph A. Staples	1/21/11	--		25,000	32.33	406,910
	--	82,500	(10)	--	--	--
	--	27,500	(11)	--	--	--
______________________

(1)	For 2011, our Compensation Committee granted stock options to our named executive officers on January 21, 2011. The approval date and the grant date for the 2011 option grants were the same.

(2)	Amounts represent the number of shares underlying stock options granted to our named executive officers on January 21, 2011.

(3)
The exercise price of our stock option awards is the closing price of our common stock as reported on the NASDAQ Global Select Market on the business day immediately preceding the date of grant, in accordance with the provisions of our 2006 Plan. Due to the terms of our 2006 Plan, it is possible that the exercise price could be less than the closing price of our common stock on the date of grant. This was not the case in 2011.

(4)
Amounts in this column represent the aggregate grant date fair value of each option award in accordance with FASB ASC 718. For valuation assumptions used to determine the amounts, refer to Note 5 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011.

(5)
Amounts represent the company performance bonus targeted payout amounts for Dr. Brown and Mr. Head, although they had the potential to earn more or less than their targeted amounts depending on actual performance. During 2011, Dr. Brown and Mr. Head earned $393,127 and $275,189, respectively, for their company performance bonus as our actual annual non-GAAP operating income margin exceeded the 10% target.

(6)
Amount represents Mr. Blough’s North America operating profit bonus targeted payout amount, although he had the potential to earn more or less than the targeted amount depending on actual performance. Mr. Blough earned an operating profit bonus based on North American results of $78,998 during 2011 as the actual annual North America non-GAAP operating profit was greater than the targeted amount.

(7)
Amount represents Mr. Blough’s rest of the world operating profit bonus targeted payout amount, although he had the potential to earn more or less than the targeted amount depending on actual performance. Mr. Blough earned an operating profit bonus based on results for the rest of the world of $132,170 during 2011 as the actual annual non-GAAP operating profit for the rest of the world was less than the targeted amount.

(8)
Amount represents Ms. Hynes’ CaaS operating profit bonus targeted payout amount, although she had the potential to earn more or less than the targeted amount depending on actual performance. Ms. Hynes earned a CaaS operating profit bonus of $89,120 during 2011 as the actual annual CaaS non-GAAP operating profit was greater than the targeted amount.

(9)
Amount represents Ms. Hynes’ CaaS order bonus targeted payout amount, although she had the potential to earn more or less than the targeted amount depending on actual performance. Ms. Hynes earned a CaaS order bonus of $79,195 during 2011 as the actual CaaS orders were greater than the targeted amount.

(10)
Amount represents Mr. Staples’ worldwide sales and marketing operating profit bonus targeted payout amount, although he had the potential to earn more or less than the targeted amount depending on actual performance. Mr. Staples earned a worldwide sales and marketing operating profit bonus of $83,289 during 2011 as the actual annual worldwide sales and marketing non-GAAP operating profit was greater than the targeted amount.

(11)
Amount represents Mr. Staples’ cloud-based order growth bonus targeted payout amount, although he had the potential to earn more or less than the targeted amount depending on actual performance. Mr. Staples earned a cloud-based order growth bonus of $38,588 during 2011 as the actual cloud-based order growth was greater than the targeted amount.

Narrative Discussion

Our Stock Option Plans

1999 and 2006 Plans

Our stock option plans, adopted in 1999 and 2006, authorize the Board of Directors or the Compensation Committee, as applicable, to grant incentive and nonqualified stock options, and, in the case of the 2006 Plan, stock appreciation rights, restricted stock, restricted stock units (“RSUs”), performance shares, performance units and other stock-based awards. After adoption of the 2006 Plan by our shareholders in May 2006, we may no longer make any grants under previous plans, but any shares subject to awards under the Amended 1999 Stock Option and Incentive Plan, as assigned and assumed (the "1999 Option Plan") and the Directors Plan (collectively, the “1999 Plans”) that are cancelled are added to shares available under the 2006 Plan. A maximum of 7,050,933 shares are available for delivery under the 2006 Plan, which consists of (i) 3,350,000 shares, plus (ii) 320,000 shares available for issuance under the 1999 Plans, but not underlying any outstanding stock options or other awards under the 1999 Plans, plus (iii) up to 3,380,933 shares subject to outstanding stock options or other awards under the 1999 Plans that expire, are forfeited or otherwise terminate unexercised on or after May 18, 2006. The number of shares available under the 2006 Plan is subject to adjustment for certain changes in our capital structure. The exercise price of options granted under the 2006 Plan is equal to the closing price of our common stock, as reported by the NASDAQ Global Select Market, on the business day immediately preceding the date of grant.

Our stock options grants are categorized into three types. The first type of stock options that we grant to employees and newly-elected non-employee directors is non-performance-based stock options that are subject only to time-based vesting.  These stock options vest in four equal annual installments beginning one year after the grant date.  The fair value of these option grants is determined on the date of grant and the related compensation expense is recognized for the entire award on a straight-line basis over the vesting period.

The second type is performance-based stock options that are subject to cancellation if the specified performance targets are not met.  If the applicable performance targets have been achieved, the options will vest in four equal annual installments beginning one year after the performance-related period has ended.  The fair value of these stock option grants is determined on the date of grant and the related compensation expense is recognized over the requisite service period, including the initial period for which the specified performance targets must be met.

The third type of stock options we grant is director options granted to non-employee directors annually, which are similar to the non-performance-based options described above except that the director options vest one year after the grant date. The fair value of these option grants is determined on the date of the grant and the related compensation expense is recognized over one year.

For most options granted prior to 2005, the term of each option was ten years from the date of grant. In 2005, we began issuing options with a term of six years from the date of grant.

If an incentive stock option is granted to an employee who, at the time the option is granted, owns stock representing more than 10% of the voting power of all classes of our stock, the exercise price of the option may not be less than 110% of the market value per share on the date the option is granted and the term of the option shall be not more than five years from the date of grant.

Commencing in January 2011, we began granting equity incentive awards in the form of RSUs to key employees. No RSUs have been granted to named executive officers. The fair value of the RSUs is determined on the date of grant and the RSUs vest in four equal annual installments beginning one year after the grant date. We anticipate awarding RSUs to key employees in lieu of stock options. RSUs are not included in issued and outstanding common stock until the shares are vested and settlement has occurred.

The plans may be terminated by our Board at any time.

Employee Stock Purchase Plan

At our 2000 Annual Meeting of Shareholders, our shareholders approved our Employee Stock Purchase Plan. A total of 500,000 shares of common stock were reserved for issuance under our Employee Stock Purchase Plan. At our 2005 Annual Meeting of Shareholders, our shareholders approved an amendment to our Employee Stock Purchase Plan, which increased the number of shares of our common stock available for issuance and purchase from 500,000 to 750,000. Our Employee Stock Purchase Plan permits eligible employees to acquire shares of our common stock through periodic payroll deductions of up to 20% of their total compensation up to a maximum of $1,000 per pay period. Currently, the price at which our common stock may be issued and purchased is 95% of the fair market value of our common stock on the purchase date of the stock, which is generally the first business day of the next calendar quarter. An eligible participant may set aside no more than $25,000 to purchase shares annually. In addition, participants who are executive officers may not purchase, in the aggregate, more than 50% of our common stock purchased under our Employee Stock Purchase Plan during a calendar year. The initial offering period commenced on April 1, 2000. A total of 16,912 shares were purchased and issued during 2011 under the Employee Stock Purchase Plan at an average price per share of $30.16. As of December 31, 2011, there were 133,374 shares available for purchase and issuance under the Employee Stock Purchase Plan.

        Our Employee Stock Purchase Plan was modified as of January 1, 2006 to ensure that it is considered non-compensatory under FASB ASC 718. We have not recognized any stock-based compensation expense related to this plan. The Employee Stock Purchase Plan was assumed by Interactive Intelligence Group, Inc. as of July 1, 2011.

Other

For additional information regarding the cash and equity incentive awards reflected in the Grants of Plan-Based Awards table, see “Compensation Discussion and Analysis—2011 Compensation Decisions—Performance-Based Cash Incentive Compensation” and “—Long-Term Stock-Based Incentive Compensation”.

For additional information regarding our employment agreements and our retention agreements with our named executive officers, see “Employment Agreements and Post-Termination and Change-of-Control Arrangements”.

Outstanding Equity Awards at Fiscal Year-End Table

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards (1)
Named Executive Officer	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Grant Date	Option Exercise Price ($)	Option Expiration Date
Donald E. Brown, M.D.	15,000	--		--	$5.80	2/11/2014
	100,000	--		--	5.61	2/13/2014
	15,000	--		--	5.72	5/19/2014
	15,000	--		--	3.56	8/18/2014
	15,000	--		--	4.31	12/14/2014
	48,000	--		--	5.17	1/27/2012
	45,000	--		--	20.50	2/9/2013
	37,500	12,500	(3)	2/15/2007	17.28	1/1/2014
	25,000	25,000	(2)	1/12/2009	6.66	1/12/2015
	12,500	37,500	(2)	1/22/2010	19.66	1/22/2016
	--	50,000	(2)	1/21/2011	32.33	1/21/2017

Stephen R. Head	47,500	--		--	3.30	11/3/2013
	2,411	--		--	5.80	2/11/2014
	25,000	--		--	5.61	2/13/2014
	6,250	--		--	5.72	5/19/2014
	5,000	--		--	3.56	8/18/2014
	6,250	--		--	4.61	11/16/2014
	6,250	--		--	5.17	1/27/2012
	25,000	--		--	20.50	2/9/2013
	18,750	6,250	(3)	2/15/2007	17.28	1/1/2014
	15,000	15,000	(2)	1/12/2009	6.66	1/12/2015
	7,500	22,500	(2)	1/22/2010	19.66	1/22/2016
	--	30,000	(2)	1/21/2011	32.33	1/21/2017

Gary R. Blough	4,000	--		--	3.09	6/10/2012
	5,000	--		--	3.15	4/3/2013
	108,080	--		--	5.84	7/2/2014
	27,500	--		--	5.17	1/27/2012
	2,500	--		--	9.52	4/21/2012
	2,500	--		--	12.77	7/21/2012
	2,500	--		--	17.21	10/20/2012
	22,500	--		--	20.50	2/9/2013
	13,500	4,500	(3)	2/15/2007	17.28	1/1/2014
	17,500	17,500	(2)	1/12/2009	6.66	1/12/1015
	8,750	26,250	(2)	1/22/2010	19.66	1/22/2016
	--	35,000	(2)	1/21/2011	32.33	1/21/2017

Pamela J. Hynes	1,767	4,375	(3)	2/15/2007	17.28	1/1/2014
	50	12,500	(2)	1/12/2009	6.66	1/12/2015
	5,000	15,000	(2)	1/22/2010	19.66	1/22/2016
	--	20,000	(2)	1/21/2011	32.33	1/21/2017

Joseph A. Staples	25,000	--		--	20.50	2/9/2013
	--	6,250	(3)	2/15/2007	17.28	1/1/2014
	--	12,500	(2)	1/12/2009	6.66	1/12/2015
	2,000	18,750	(2)	1/22/2010	19.66	1/22/2016
	--	25,000	(2)	1/21/2011	32.33	1/21/2017

_____________

(1)
Includes stock options to purchase shares of our common stock, granted at the closing price of our common stock, as reported on the NASDAQ Global Select Market, on (a) the date of grant for stock options granted prior to the adoption and approval of our 2006 Plan on May 18, 2006 or (b) the business day immediately preceding the date of grant for stock options granted under our 2006 Plan.

(2)	Options become exercisable in four equal annual installments each year beginning on the first anniversary of the grant date.

(3)	Options become exercisable in four equal annual installments each year beginning on January 1, 2009.

Option Exercises Table

The following table sets forth information regarding exercises of stock options to purchase our common stock by each named executive officer during 2011.

OPTION EXERCISES

	Option Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1)
Donald E. Brown, M.D.	152,700	$4,981,207

Stephen R. Head	5,000	164,096

Gary R. Blough	45,200	1,068,811

Pamela J. Hynes	32,558	536,104

Joseph A. Staples	35,500	823,747
_________________________

(1)
The amounts in this column represent the pre-tax dollar value realized on exercise, calculated on the basis of the difference between the option exercise price and the market price of our common stock at the date and time of exercise, as reported on the NASDAQ Global Select Market, multiplied by the number of shares of our common stock underlying the stock option.

Securities Authorized for Issuance Under Equity Compensation Plans

Securities authorized for issuance under our equity compensation plans as of December 31, 2011 are as follows:

	A		B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column A)
Equity compensation plans approved by security holders (1)	2,665,654	(2)	$15.16	1,426,225	(3)
____________________

(1)	Amount includes our 1999 Plans, Employee Stock Purchase Plan and 2006 Plan.

(2)	The weighted average remaining life of these options was 2.96 years.

(3)	Amount consists of 1,292,851 shares available for issuance under our 2006 Plan and 133,374 shares available for issuance and purchase under our Employee Stock Purchase Plan.

Employment Agreements and Post-Termination and Change-of-Control Arrangements

Employment Agreements

On November 4, 1996, November 3, 2003, January 3, 2005 and May 26, 2006, we entered into Employment Agreements with Ms. Hynes and Messrs. Head, Staples and Blough, respectively. Ms. Hynes’ Employment Agreement was amended February 23, 2000.

Each Employment Agreement contains non-competition, non-solicitation and non-disclosure provisions, which are in effect during the term of the agreement and for a defined period after the agreement is terminated. The non-disclosure provisions continue indefinitely after termination of employment. The non-competition and non-solicitation provisions continue for a period of 12 months after termination in the case of Mr. Staples, 18 months in the case of Mr. Head and Ms. Hynes and either 12 or 18 months in the case of Mr. Blough. If any of the aforementioned executives are terminated for cause or in the event they resign, they will receive their respective base salary and any other benefits which have been accrued and to which the executive is entitled, but will not receive any severance compensation. If Messrs. Head or Staples or Ms. Hynes are terminated by us for any reason other than for cause, in addition to receiving all accrued salary and benefits to which such executives are entitled, they will also receive the following severance payments: one month of base salary in the case of Mr. Head and Ms. Hynes and three months of base salary in the case of Mr. Staples.  If Messrs. Head and Staples and Ms. Hynes were terminated for any reason other than for cause as of December 31, 2011 (assuming no Change-of-Control under the Retention Agreements as discussed below), they would have been entitled to severance payments as follows: Mr. Head, $20,625, Ms. Hynes, $16,250 and Mr. Staples, $58,000. Mr. Blough’s Employment Agreement does not provide for any severance payments.

Change-of-Control and Retention Agreements

We entered into Change-of-Control and Retention Agreements (each, a “Retention Agreement”) on March 13, 2006 with Messrs. Head and Staples and Ms. Hynes and on May 26, 2006 with Mr. Blough. Each of these Retention Agreements was amended, assigned and assumed by Interactive Intelligence Group, Inc. as of July 1, 2011. Under the terms of each Retention Agreement, in the event of a “Change-of-Control” (as defined below), if employment is terminated by us for any reason other than for “Cause” (as defined below) or as a result of the executive officer’s disability or the executive officer resigns for “Good Reason” (as defined below), in each case during the period commencing on the date we publicly announce a definitive agreement that results in a Change-of-Control and ending on the date which is 18 months after the Change-of-Control, each of Messrs. Head, Blough and Staples and Ms. Hynes will be entitled (a) to receive a lump sum payment of all salary and accrued vacation earned through the date of termination, (b) to receive a lump sum payment for any cash incentive amounts attributable to any completed period for which a cash incentive was earned but unpaid on the date of termination and attributable to any uncompleted period for which a potential cash incentive award exists and was earned based on the level of performance achieved as of the date of termination, (c) to receive a lump sum cash severance payment equal to the lesser of his or her annual base salary or the prorated amount of salary he or she would have received had he or she remained an employee through the first anniversary date of the Change-of-Control, (d) to have accelerated the vesting of his or her unvested options to purchase our common stock and any other then unvested or restricted equity grants, in each case that would have become vested based solely on the passage of time (which excludes grants, the vesting of which is contingent upon specified performance criteria having been met) during the two year period following the date of termination of employment, (e) to receive a lump sum cash stipend equal to 12 times the monthly premiums pursuant to the continuation coverage requirements of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) (whether or not he or she actually elects COBRA continuation coverage), and (f) to receive coverage under our directors’ and officers’ insurance policy for 24 months following the termination of employment. The Retention Agreements also provide that if any amounts payable to Messrs. Head, Blough or Staples or Ms. Hynes under the Retention Agreement or otherwise would be subject to the excise tax or denial of deduction imposed by Sections 280G and 4999 of the Code, then the amounts payable will be reduced in order to avoid any such excess parachute payment.  The Retention Agreement provides that in the event the executive receives payments thereunder, he or she shall not be entitled to any other severance, benefits or other payments from us, including under his or her Employment Agreement or under our stock option plans.

The Retention Agreements provide for a 12-month non-solicitation period following the executive's termination upon a Change-of-Control.  In addition, in order to receive the severance benefits provided for by the Retention Agreements, the executive must provide us with a general release of any claims he or she may have against us, except with respect to any claims the executive may have to be indemnified by us.

 “Change-of-Control” is generally defined in the Retention Agreements as follows: (a) the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) of the “beneficial ownership” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of our securities representing fifty (50%) percent or more of (i) the then outstanding shares of our common stock, or (ii) the combined voting power of our then outstanding voting securities; provided, however, that acquisitions from or by us or one of our employee benefit plans, and acquisitions by Dr. Brown or a person controlled by him or upon his death, shall not constitute a Change-of-Control; (b) we are a party to a merger or consolidation which results in our voting securities outstanding immediately prior thereto failing to continue to represent at least fifty (50%) percent of the combined voting power of our voting securities or the surviving entity outstanding immediately after such merger or consolidation; (c) the sale or disposition of all or substantially all of our assets; (d) a change in the composition of our Board within any consecutive two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors (meaning directors who either (i) were our directors as of the effective date of the Retention Agreement, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with an actual or threatened proxy contest related to the election of our directors); or (e) our dissolution or liquidation.

“Cause” means a good faith determination, on a reasonable basis, by not less than two thirds of the members of the Board that the executive:

•
willfully failed to follow the lawful written directions of the Board provided to the executive prior to such failure; provided that no termination for such Cause shall occur unless the executive: (i) has been provided with notice, specifying such willful failure in reasonable detail, of our intention to terminate the executive for Cause; and (ii) has failed to cure or correct such willful failure within thirty (30) days of receiving such notice;

•
engaged in gross misconduct which is materially detrimental to us; provided that no termination for such Cause shall occur unless the executive: (i) has been provided with notice, specifying such gross misconduct in reasonable detail, of our intention to terminate the executive for Cause; and (ii) has failed to cure or correct such gross misconduct within thirty (30) days of receiving such notice;

•
willfully failed to comply in any material respect with our Confidentiality and/or Proprietary Rights Agreement, insider trading policy, or any of our other reasonable policies, in each case provided, or reasonably made available, to the executive prior to such failure, where non-compliance would be materially detrimental to us; provided that no termination for such Cause shall occur unless the executive: (i) has been provided with notice, specifying such willful failure in reasonable detail, of our intention to terminate the executive for such Cause; and (ii) has failed to cure or correct such willful failure within thirty (30) days of receiving such notice; or

•
has been convicted of a felony (other than a felony arising from a violation of a motor vehicle law) or a crime involving moral turpitude, or it has been determined by a court that he or she committed a fraud, against us or a fraud against any other person or entity that is materially detrimental to us.

“Good Reason” generally means the occurrence of any of the following conditions, without the executive officer’s written consent:

•
assignment to the executive officer of a title, position, responsibilities or duties that is not a substantive functional equivalent to the title, position, responsibilities or duties which the executive officer had immediately prior to the Change-of-Control;

•
a reduction in the executive officer’s base salary or target cash incentive opportunity in effect immediately prior to the Change-of-Control (subject to applicable performance requirements with respect to the actual amount of cash incentive compensation earned that are similar to the applicable performance requirements in effect immediately prior to the Change-of-Control);

•
our failure (i) to continue to provide the executive officer an opportunity to participate in any benefit or compensation plans provided to employees who held positions with us or our successor comparable to the executive officer’s position immediately prior to the Change-of-Control, or (ii) to provide the executive officer all other fringe benefits (or the equivalent) in effect for the benefit of any employee group which includes any employee who held a position with us or our successor comparable to the executive officer’s position immediately prior to the Change-of-Control;

•
requirements by us of the executive officer to (i) relocate to any office or location more than 50 miles (one-way) from our office where the executive officer was based immediately prior to the Change-of-Control, or (ii) to engage in travel in the performance of services on our behalf at a frequency or for a duration substantially in excess of such travel required by us prior to the Change-of-Control;

•	a material breach of the Retention Agreement by us, including our failure to obtain the agreement of a successor to perform all of our obligations under the Retention Agreement; or

•	any act, set of facts or omissions with respect to the executive officer that would, under applicable law, constitute a constructive termination of the executive officer.

Notwithstanding the foregoing, nothing described in any of previous items shall constitute Good Reason unless the executive officer provides us written notice, in reasonable detail, of his or her belief that an action or inaction constituting such Good Reason has occurred and we fail to cure or correct such action or inaction, within thirty (30) days of our receipt of such written notice, such that the asserted Good Reason no longer exists.

Should Messrs. Head, Blough and Staples and Ms. Hynes have been terminated upon a Change-of-Control under the Retention Agreement as of December 31, 2011, in addition to accrued vacation, each would be entitled to severance payments indicated in the following table:

TERMINATION UPON CHANGE-OF-CONTROL UNDER THE RETENTION AGREEMENT
Name	Salary	Non-Equity Incentive Plan Compensation (1)	Health Benefits Coverage (COBRA)	Value Realized on Stock Options (2)	Total Severance Upon Change-of-Control
Stephen R. Head	$247,500	$159,689	$13,214	$328,050	$748,453

Gary R. Blough	221,500	57,197	3,489	366,980	649,166

Pamela J. Hynes	195,000	100,065	13,214	260,525	568,804

Joseph A. Staples	232,000	38,862	9,829	279,250	559,941
___________________

(1)	Represents the aggregate dollar value of performance-based cash bonuses that were earned but unpaid through December 31, 2011.

(2)
Represents the intrinsic value as of December 31, 2011 of the executive’s “in-the-money” unvested stock options that would vest during the two years after December 31, 2011, the vesting of which would accelerate as a result of the executive’s termination of employment on December 31, 2011 due to a Change-of-Control (as defined in the Retention Agreement). The value is calculated on the basis of the difference between the exercise price and $22.92, the closing price of our common stock as reported on the NASDAQ Global Select Market on December 30, 2011, multiplied by the number of shares of common stock underlying such options. As of December 31, 2011, all outstanding options under the 1999 Option Plan were fully vested.

Stock Option Plans

Unless otherwise specifically provided by our Compensation Committee, the 1999 Option Plan and the 2006 Plan provide for the following treatment of outstanding options in the event of a termination of employment:

1999 Option Plan

•
Termination for Cause. Upon the executive’s termination of employment or service for cause (as defined in the plan), all rights under any options granted to the executive will terminate immediately, and the executive will, if the Compensation Committee, in its sole discretion determines, be obligated to repay to the company within ten (10) days of the Compensation Committee’s demand the amount of any gain realized by the executive upon any exercise within the 90-day period prior to the termination of employment of any options granted to such executive under the plan.

•
Termination Due to Retirement or Without Cause or Voluntary Termination.  If the executive is terminated by reason of retirement, terminated by the company without cause, or by voluntary termination, the executive may exercise outstanding options, under the plan, to the extent that the executive was entitled to exercise the options at the date of termination, but only within the period of one (1) month immediately succeeding the executive’s termination, and in no event after the applicable expiration dates of the options. Any option that is not exercisable on the date of termination shall terminate and be forfeited effective on such date.

•
Termination Due to Death or Disability.  In the event of the executive’s death or disability, the executive or the executive’s beneficiary, as the case may be, may exercise outstanding options to the extent that the executive was entitled to exercise the options at the date of termination, but only within the one (1)-year period immediately succeeding the executive’s termination of continuous service in the case of disability, and in no event after the applicable expiration date of the options. Any option that is not exercisable on the date of termination shall terminate and be forfeited effective on such date.

•
Termination Upon Change-of-Control. Upon a change-of-control (defined in the plan as (i) any third person becoming the beneficial owner of shares of our common stock with respect to which 25% or more of the total number of votes for the election of our Board may be cast; (ii) the persons who were our directors ceasing to constitute a majority of our Board as a result of any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing; or (iii) our shareholders approving an agreement providing for a transaction in which we will cease to be an independent publicly owned entity or for a sale or other disposition of all or substantially all of our assets), unless the Compensation Committee shall have otherwise provided in the option agreement, all outstanding options not fully exercisable shall  become exercisable in full and shall remain so exercisable in accordance with their terms; provided, however, that no option which has previously been exercised or otherwise terminated shall become exercisable.

2006 Plan

•
Termination for Cause. Upon the executive’s termination of employment or service for cause (as defined in the plan), all rights under any options granted to the executive will terminate immediately, and the executive will, if the Compensation Committee, in its sole discretion determines, be obligated to repay to the company within ten (10) days of the Compensation Committee’s demand the amount of any gain realized by the executive upon any exercise within the 90-day period prior to the termination of employment of any options granted to such executive under the plan.

•
Termination Due to Retirement or Without Cause or Voluntary Termination.  If the executive is terminated by reason of retirement, terminated by the company without cause, or by voluntary termination, the executive may exercise outstanding options, under the plan, to the extent that the executive was entitled to exercise the options at the date of termination, but only within the period of one (1) month immediately succeeding the executive’s termination, and in no event after the applicable expiration dates of the options.

•
Termination Due to Death or Disability.  In the event of the executive’s death or disability, the executive or the executive’s beneficiary, as the case may be, may exercise outstanding options to the extent that the executive was entitled to exercise the options at the date of termination, but only within the one (1)-year period immediately succeeding the executive’s death or disability, and in no event after the applicable expiration date of the options.

•
Termination Upon Change-of-Control. Except as otherwise provided in an executive’s award agreement, if an executive’s employment or service is involuntarily terminated, for any reason, at any time within 12 months after a change-of-control (which is defined substantially similar to the definition of Change-of-Control under the Retention Agreements but does not include a carve out for acquisitions by Dr. Brown, a person under his control or upon his death), unless otherwise specifically prohibited by law:

•	any and all outstanding options with time-based vesting provisions will vest on a pro rata monthly basis, including full credit for partial months elapsed; and

•
any and all outstanding options with performance-based vesting provisions will vest on a pro rata monthly basis, including full credit for partial months elapsed, and will be paid (A) based on the level of performance achieved as of the date of the termination, if determinable, or (B) at the target level, if not determinable. The amount of the vested award may be computed under the following formula: total award number of shares times (number of full months elapsed in shortest possible vesting period divided by number of full months in shortest possible vesting period) times percent performance level achieved immediately prior to the effective date of the termination.

As stated above, there may be circumstances that constitute a “change-of-control” under the 1999 Option Plan and the 2006 Plan, but not under the Retention Agreements. As of December 31, 2011, all outstanding options under the 1999 Option Plan were fully vested. If any of our named executive officers had been terminated upon a change-of-control that does not constitute a Change-of-Control under the Retention Agreements on December 31, 2011, the value realized with respect to the options granted under the 2006 Plan would be as follows:

TERMINATION UPON CHANGE-OF-CONTROL
Name	Value Realized on Options Under the 2006 Plan (1)
Donald E. Brown, M.D.	$450,083

Stephen R. Head	263,000

Gary R. Blough	291,088

Pamela J. Hynes	206,996

Joseph A. Staples	225,042
___________________

(1)
Amounts represent the intrinsic value as of December 31, 2011 of the executive’s “in the money” unvested stock options, the vesting of which would accelerate as a result of the executive’s termination of employment on December 31, 2011 due to a change-of-control (as defined in the 2006 Plan).  The value is calculated on the basis of the difference between the exercise price and $22.92, the closing price of our common stock as reported on the NASDAQ Global Select Market on December 30, 2011, multiplied by the number of shares of common stock underlying such options.

CONSENT TO THE APPOINTMENT OF THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM (ITEM 3 ON PROXY CARD)

KPMG LLP ("KPMG") has served as our independent registered public accounting firm since 2003. KPMG has issued an unqualified opinion for each of the years that it has been engaged to audit our consolidated financial statements, including 2011, and there were no disagreements on any matters regarding accounting principles or practices applied by management, financial statement disclosure or auditing scope or procedures. Representatives from KPMG will be present at our annual meeting, and will have the opportunity to make any statements they desire and are expected to be available to respond to appropriate questions. At this meeting, we are asking our shareholders to consent to the Audit Committee’s appointment of KPMG as our independent registered public accounting firm for 2012. In the event this proposal is not approved, the Audit Committee will take into consideration the views of the shareholders and may, but will not be required to, appoint a different independent registered public accounting firm.  Notwithstanding consent by the shareholders, the Audit Committee reserves the right to appoint a different independent registered public accounting firm for 2012.

The Board recommends a vote “FOR” the consent by our shareholders to the appointment of  KPMG LLP as our independent registered public accounting firm for 2012.

AUDIT COMMITTEE MATTERS

Audit Committee Pre-Approval Policy of Audit and Permissible Non-Audit Services of KPMG

The Sarbanes-Oxley Act of 2002 and the independence rules of the SEC require all independent registered public accounting firms that audit issuers to obtain pre-approval from the issuers’ respective audit committees in order to provide professional services without impairing independence. As such, our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by KPMG. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. KPMG and management are required to periodically report to our Audit Committee regarding the extent of services provided by KPMG in accordance with this pre-approval, and the fees for the services performed to date. Our Audit Committee may also pre-approve particular services on a case-by-case basis.

Each year, our Audit Committee discusses and approves the hiring of the independent registered public accounting firm. Once a resolution is approved, our Audit Committee Chairman executes an engagement letter for the annual audit and quarterly reviews. Our Chief Financial Officer may execute an engagement letter for additional services, such as tax consulting, with the approval of our Audit Committee. Additionally, from time to time, we may desire additional permitted professional services. Pre-approval for these services is obtained from the Audit Committee Chairman prior to such services commencing.

Fees Paid to KPMG

The following table presents fees for professional audit services rendered by KPMG for the audits of our consolidated financial statements for the years ended December 31, 2011 and 2010, and fees for other services rendered by KPMG during those periods.  All of the services described in the following fee table were approved in conformity with our Audit Committee’s pre-approval process (in thousands):

	Years Ended December 31,
	2011	2010
Audit Fees	$421	$424
Audit-Related Fees	21	29
Total	$442	$453

Audit Fees

Audit fees consisted of the aggregate fees billed by KPMG for professional services rendered in connection with the audit of our consolidated financial statements included in our Annual Report on Form 10-K for each of our last two years, as well as for the review of our condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q during each year. In addition, audit fees included professional services rendered in connection with KPMG’s separate audit of our internal control over financial reporting as of December 31, 2011 and 2010.

Pursuant to Section 404 of the Sarbanes-Oxley Act and due to our public float exceeding $75 million as of June 30, 2011, we continued to be classified by the SEC as an accelerated filer as of December 31, 2011. As a result, we were required to remain in compliance with the provisions of Section 404 of the Sarbanes-Oxley Act that required: (i) management to assess the effectiveness of our internal control over financial reporting and (ii) the independent registered public accounting firm to perform its own separate audit of our internal control over financial reporting. See “Audit Committee Report” below for further details.

Audit-Related Fees

Audit-related fees consisted of the aggregate fees billed by KPMG for assurance and related services rendered in each of our last two years that were not included in “Audit Fees”, as discussed above. These fees were primarily related to the audit of our 401(k) Plan’s financial statements included in our Annual Report on Form 11-K for each year, filed with the SEC within 180 days after our year end

AUDIT COMMITTEE REPORT

We, the Audit Committee, oversee Interactive Intelligence’s financial reporting process on behalf of the Board of Directors.  Interactive Intelligence’s management is responsible for the preparation and integrity of the consolidated financial statements and notes thereto and the financial reporting process, including a system of internal control over financial reporting, and has represented to us that the consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The independent registered public accounting firm is responsible for performing an independent audit of Interactive Intelligence’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of Interactive Intelligence’s internal control over financial reporting.

In fulfilling our responsibilities, we have reviewed and discussed Interactive Intelligence’s audited consolidated financial statements with its management and the independent registered public accounting firm. We met with the independent registered public accounting firm to discuss the results of its examinations and its evaluations of Interactive Intelligence’s internal control over financial reporting. We reviewed and discussed Interactive Intelligence’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including consideration of the PCAOB’s Auditing Standard No. 5, An Audit of Internal Control Over Financial Reporting That is Integrated with an Audit of Financial Statements, which was released during May 2007 and superseded PCAOB Auditing Standard No. 2, An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.

We also discussed with the independent registered public accounting firm the matters required by the American Institute of Certified Public Accountants Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (Codification of Statement on Auditing Standards, AU 380), as adopted by the PCAOB in Rule 3200T, which include but are not limited to: (i) the scope and results of the audit, (ii) the responsibility of the independent registered public accounting firm, (iii) Interactive Intelligence’s significant accounting policies, (iv) management’s judgments and estimates and (v) significant audit adjustments.

We have also received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with us concerning independence, and have discussed with KPMG its independence from Interactive Intelligence and its management. In addition, we considered whether KPMG’s independence would be jeopardized by providing non-audit services to Interactive Intelligence.

Based on the reviews and discussions referred to above, we, the Audit Committee, recommended to the Board of Directors that the audited consolidated financial statements be included in Interactive Intelligence’s Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC.

Submitted by the Audit Committee

Edward L. Hamburg, Chairman
Michael C. Heim
Richard A. Reck

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire which requires disclosure of any transactions with us in which the director or executive officer, or any member of his or her immediate family, has an interest. Under our Audit Committee’s charter, which is available free of charge on our website at http://investors.inin.com under “Corporate Governance”, our Audit Committee must review and approve all related person transactions in which any executive officer, director, director nominee or more than 5% shareholder of the company, or any of their immediate family members, has a direct or indirect material interest.  The Audit Committee may not approve a related person transaction unless (1) it is in or not inconsistent with our best interests and (2) where applicable, the terms of such transaction are at least as favorable to us as could be obtained from an unrelated third party.

Under our Ethics Code, which is available free of charge on our website at http://investors.inin.com under “Corporate Governance”, related person transactions are strictly prohibited unless approved or ratified by the Audit Committee, and other conflicts of interest involving our executive officers or directors are prohibited unless approved by the Audit Committee.

Donald E. Brown, one of our executive officers, has relatives who are employed by us and who earned more than $120,000 in total compensation (which includes salary, performance-based bonuses and the grant date fair value of any options received in 2011) in 2011. Dr. Brown’s sister, a director of business development, received $155,126 in total compensation in 2011.

In November 2007, our Compensation Committee adopted a travel policy for our Chief Executive Officer wherein Dr. Brown is permitted to utilize his private airplane for business travel. As set forth in the Compensation Committee minutes approving the travel policy, Dr. Brown will be reimbursed for expenses incurred in the operation of his private plane only when used for company business. The cost reimbursement shall occur upon us receiving supporting documentation, at a practicable date after completion of each trip, of the expenses incurred by Dr. Brown and documentation evidencing that the trip was business related. During 2011, we reimbursed Dr. Brown for approximately $28,000 in expenses pursuant to this reimbursement policy. The hourly reimbursement rate in effect for 2011 was approved by our Compensation Committee and ratified and approved by our Audit Committee based on the standards set forth in the Audit Committee’s charter and described above. The hourly reimbursement rate was negotiated by us on an arms-length basis, and was made on terms no less favorable to us than could be obtained from an unaffiliated third party.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act, our executive officers, directors and holders of more than ten percent of the outstanding shares of our common stock (“Insiders”) are required to file reports (on prescribed forms) of their beneficial ownership of our common stock and/or shares of our common stock underlying stock options with the SEC and furnish copies of such forms to us. Based solely on a review of the copies of such forms furnished to us, or written representations that no other reports were required to be filed, we believe that for the year ended December 31, 2011, all Forms 3, 4 and 5 required by Section 16(a) to be filed by Insiders were filed on a timely basis, with the exception of (1) one Form 4 for each of Gary R. Blough, Stephen R. Head, Pamela J. Hynes and Joseph A. Staples that were mistakenly filed under Interactive Intelligence, Inc.’s Central Index Key (“CIK”) and were subsequently filed under Interactive Intelligence Group, Inc.’s CIK, (2) one late Form 4 filing for Richard A. Reck and (3) one other late Form 4 filing for Pamela J. Hynes.

OTHER BUSINESS AT OUR ANNUAL MEETING

Our Board is not aware of any business which properly may be presented for action at our meeting other than the matters set forth in the Notice of Annual Meeting. Should any other matter requiring a vote of the shareholders properly arise, the enclosed proxy gives discretionary authority to the persons named in the proxy to vote on such matters in accordance with their best judgment.

DATE OF RECEIPT OF SHAREHOLDER PROPOSALS FOR OUR 2013 ANNUAL MEETING OF SHAREHOLDERS

All shareholder proposals intended for inclusion in our 2013 proxy materials for presentation at our 2013 Annual Meeting of Shareholders must be received by us (to the attention of our Corporate Secretary) at our world headquarters no later than December 5, 2012. In addition, our By-Laws, as currently in effect, established procedures for shareholder nominations for election of directors and bringing business before our annual meeting of shareholders. Among other requirements, to bring business before our 2013 Annual Meeting of Shareholders or to nominate a person for election as a director, a shareholder must give written notice to our Corporate Secretary no less than 90 days or more than 120 days prior to May 16, 2013. However, in the event our 2013 Annual Meeting of Shareholders is advanced by more than 30 days or delayed by more than 60 days from May 16, 2013, the written notice must be delivered no earlier than 120 days prior to such annual meeting and no later than the close of business on the later of 90 days prior to such annual meeting or 10 days following the day on which public announcement of the date of such meeting is first made. The notice must contain certain information concerning the proposed business or the nominee and the shareholder making the proposal. Any shareholder interested in making a nomination or proposal should request a copy of the applicable By-Law provisions, as currently in effect, from our Corporate Secretary.

By order of the Board of Directors,
Interactive Intelligence Group, Inc.
Stephen R. Head
Corporate Secretary

Indianapolis, Indiana
April 4, 2012

VOTE BY INTERNET- www.proxyvote.com
INTERACTIVE INTELLIGENCE GROUP, INC. C/O Investor Relations 7601 Interactive Way Indianapolis, IN 46278
Use  the  Internet  to  transmit  your  voting  instructions  and  for  electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in  hand  when  you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors:
	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For ALL Except” and write the number(s) of the nominee(s) on the line below. _______________________________________
Nominees: 01 – Edward L. Hamburg, Ph.D. 02 – Richard G. Halperin	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:
	For	Against	Abstain
2. Approve, in an advisory (non-binding) vote, the compensation paid to our named executive officers.	☐	☐	☐
	For	Against	Abstain
3. Consent to the Appointment of KPMG LLP as Independent Registered Public Accounting Firm.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

(Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Dear Investor,
For comments:  please contact our investor relations department at (317) 872-3000.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report on Form 10-K is/are available at www.proxyvote.com

INTERACTIVE INTELLIGENCE GROUP, INC.
2012 Annual Meeting of Shareholders
May 16, 2012 1:30 PM
This proxy is solicited by the Board of Directors

By signing the proxy, you revoke all prior proxies and appoint Donald E. Brown, M.D. and Stephen R. Head, and each of them, with full power of substitution, to vote the shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting of Shareholders of the Company to be held at the Company's World Headquarters, 7601 Interactive Way, Indianapolis, Indiana on Wednesday, May 16, 2012 at 1:30 p.m. Eastern Time, and at any adjournments thereof.

If you participate in the Interactive Intelligence Group, Inc. 401(k) Savings Plan you may give voting instructions to Merrill Lynch Retirement Group, the plan Trustee, as to the number of shares of the Company’s common stock credited to your 401(k) Savings Plan account as of the most recent valuation date coincident with or preceding the record date.  The Trustee will vote your shares in accordance with your instructions received by May 14, 2012 at 11:59 p.m. Eastern Time.  You may also revoke previously given voting instructions by May 14, 2012 at 11:59 p.m. Eastern Time, by delivering a new proxy via the Internet, by telephone or by mail.  Your voting instructions will be kept confidential by the Trustee.  If you do not send voting instructions, the Trustee will vote the number of shares credited to your account as directed by the Investment Committee of the 401(k) Savings Plan.  The Investment Committee intends to direct the Trustee to vote such shares “FOR” each of the director nominees and “FOR” Proposals 2 and 3.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Continued and to be signed on reverse side